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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to § 240.14a-12

W. P. Carey Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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2019 Proxy Statement

W. P. CAREY

Investing for the Long Run®

Notice of Annual Meeting of Stockholders

April 4, 2019

Date and Time
Thursday, June 13, 2019 1:30 p.m.
Location DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor New York, NY 10020

Items of Business

•

Elect ten Directors for 2019;

•

Consider an advisory vote on executive compensation;

•

Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2019; and

•

Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders who owned stock at the close of business on April 2, 2019 are entitled to vote at the meeting. W. P. Carey Inc. mailed the attached Proxy Statement, proxy card and its Annual Report to shareholders on or about April 9, 2019.

By Order of the Board of Directors

Susan C. Hyde

Chief Administrative Officer and
Corporate Secretary
W. P. Carey Inc.
50 Rockefeller Plaza
New York, NY 10020

How to Vote

INTERNET	PHONE	MAIL	IN PERSON
Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting.

You may vote your shares by using the telephone or through the Internet, as described on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your previously submitted proxy and vote in person.

Additional questions are answered in the Users' Guide on page 61.
Important Notice Regarding Availability of Proxy Materials For the 2019 Annual Meeting of Stockholders to Be Held on June 13, 2019:
This Proxy Statement and the Annual Report to Shareholders are available at www.proxyvote.com.

Proxy Statement and Notice of 2019 Annual Meeting      |     1

Letter from Our Chairman and Chief Executive Officer

Dear Fellow Shareholders,
Benjamin H. Griswold, IV Non-Executive Chairman Board of Directors Jason E. Fox Chief Executive Officer Board of Directors

On behalf of the W. P. Carey Inc. Board of Directors, we are pleased to present you with our 2019 Proxy Statement.

We are proud of our achievements over the past year, most notably our merger with CPA:17, which was a shared accomplishment throughout our organization and essentially completed our evolution to a pure-play net-lease REIT. Today, W. P. Carey is an even stronger company with a well-defined strategy of owning a diversified portfolio of high-quality net lease assets supported by proactive asset management and a strong and flexible balance sheet. We also now rank as one of the largest REITs in the MSCI US REIT Index, with increased prominence, additional liquidity in our stock and an improved cost of capital.

We take a long-term view with respect to both investing and our performance, and we were pleased to have outperformed the MSCI US REIT Index over the most recent 1-, 3- and 10-year periods. We have also generated higher AFFO and Real Estate AFFO per share, enabling us to provide our investors with stable and increasing dividends over time. Although we will no longer earn fees from managing CPA:17, we believe the strategic benefits of the merger have better positioned us for long-term growth in AFFO per share.

Our Board is actively engaged in W. P. Carey's strategy and is comprised of Directors who have the diverse skillset and extensive experience necessary to support our business over the long-term. We believe that having a mix of tenured and newer directors, men and women, each with different backgrounds, provides the varied viewpoints and robust discussion that result in better outcomes.

Our governance continues to reflect today's best practices, and we regularly evaluate ways to further enhance our policies and disclosures to insure that our investors are familiar with our corporate culture and what we believe is our best-in-class governance profile. Our new annual cash bonus plan, described later in this Proxy Statement, is an example of a change over the last year and is designed to provide greater transparency to investors and employees alike regarding our compensation practices and decisions.

We recognize that our most important assets are our employees, and we believe our culture reflects that view. Our ability to attract the best and the brightest at all levels of our organization is supported by our culture, as well as by our compensation philosophy, our comprehensive benefits program and our career development opportunities. We invest in the financial, physical and overall well-being of our employees to enhance their lives in and out of the office as they progress and grow with the company. In that regard, we are pleased to report a diverse employee base in which women represent 46% of our global workforce and 43% of management. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees and our directors alike.

Being a good corporate citizen has been part of the fabric of W. P. Carey since our founding in 1973. Our culture was built on the concept of Doing Good While Doing Well and challenges the company and our employees to consider the impact of our business on society and to give back to our communities. Our Carey Forward volunteer program has enabled our employees to support many organizations with both time and funding that creates a positive impact.

As always, we would like to take this opportunity to highlight that we value your input and welcome an open dialogue with our investors. We provide information in this Proxy Statement on how you can contact us at any time.

We are proud of our performance and believe that our current Board and management team will build on our more than 45-year heritage, focused on providing our fellow shareholders with stable growth of both dividends and Real Estate AFFO over the long-term. We value your investment in W. P. Carey, your input and your support. On behalf of the entire Board of Directors, we thank you for your continued confidence in us.

	Benjamin H. Griswold, IV Non-Executive Chairman Board of Directors	Jason E. Fox Chief Executive Officer Board of Directors

Proxy Statement and Notice of 2019 Annual Meeting      |     2

4	Proxy Summary

8	Proposal One: Election of Ten Directors

	9	Nominees for the Board of Directors

16	Board Nominee Snapshot

17	Committees of the Board of Directors

19	Board Governance

	19	Board Member Term

	19	Board Meetings and Director Attendance

	19	Board Leadership Structure and Risk Oversight

	19	Director Independence

	20	Board Refreshment

	20	Board Nominating Procedures

	21	Proxy Access

	22	Shareholder Amendment of Bylaws

23	Compensation of the Board of Directors

	24	2018 Director Compensation Table

	25	Director Stock Compensation Table

26	Corporate Governance

	26	Shareholder Proposals

	26	Other Communications with the Board

	27	Code of Ethics

	27	Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements

	27	Certain Relationships and Related Transactions

28	Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals

30	Executive Officers

33	Proposal Two: Advisory Vote on Executive Compensation

34	Executive Compensation

	34	Compensation Discussion and Analysis

	36	Compensation Highlights

	39	Elements of Compensation

	46	Compensation Governance

	48	Report of the Compensation Committee

	48	Compensation Committee Interlocks and Insider Participation

	49	Summary Compensation Table

	50	2018 Grants of Plan-Based Awards

	51	Outstanding Equity Awards at December 31, 2018

	52	2018 Option Exercises and Stock Vested

	53	2018 Nonqualified Deferred Compensation

	54	Potential Payments Upon Termination or Change-in-Control

	55	CEO Pay Ratio

56	Proposal Three:Ratification of Appointment of Independent Registered Public Accounting Firm

57	Report of the Audit Committee

	57	Financial Expert

	58	Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2018 and 2017

	58	Pre-Approval Policies

59	Security Ownership of Certain Beneficial Owners, Directors and Management

60	Section 16(a) Beneficial Ownership Reporting Compliance

60	Equity Compensation Plan Information

61	Users' Guide

3      |     Proxy Statement and Notice of 2019 Annual Meeting

Proxy Summary

This summary highlights information contained in this proxy statement. The summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

2019 Annual Meeting of Stockholders
Date and Time

Thursday, June 13, 2019, 1:30 p.m.

Location

DLA Piper LLP US, 1251 Avenue of the Americas, 27th Floor, New York, NY 10020

Voting

Stockholders as of the record date, April 2, 2019, are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page

1	Election of ten Directors named in this proxy statement for 2019	FOR each Nominee	8

2	Consideration of an advisory vote on executive compensation on executive compensation	FOR	33

3	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2019	FOR	56

Performance Highlights

We are proud of our accomplishments over the past year, most notably our merger with CPA:17, which essentially completed our evolution to a pure-play net-lease REIT. We take a long-term view with respect to both investing and our performance, and we were pleased to have executed well on behalf of our shareholders.

Proxy Statement and Notice of 2019 Annual Meeting      |     4

Proxy Summary
Governance and Board Highlights

Because we believe that a company's tone is set at the top, we are proud to report on our Corporate and Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

Director Independence and Compliance

•

All directors, other than our CEO, are independent

•

No related-party transactions

•

Our Board reviews the independence of its members annually

•

Led by an Independent Chairman, separate from our CEO

•

All directors attended 75% or more of the Board or Board Committee meetings in 2018

•

All directors are in compliance with our stock ownership guidelines (5x annual cash retainer)

•

A limitation on over-boarding by our directors

Strong Shareholder Rights

•

Shareholder proxy access with a "3/3/20/20" market standard

•

Irrevocably opted out of Maryland staggered board provisions; All directors elected annually

•

Majority voting for directors

•

Shareholders can amend bylaws with a majority vote

•

No poison pill

Our Approach to Compensation

In 2018, we introduced annual cash bonus plan for all employees designed to provide greater transparency We design our compensation plans within a set of strong compensation governance provisions. These include:

	What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our new annual cash incentive plan	✗	Do not provide excise tax gross-ups

✓	Deliver half of the long-term incentive plan value at grant through PSUs measuring 3-year performance	✗	Do not have employment agreements

✓	Provide total compensation opportunities that approximates the market median	✗	Do not have executive perquisites

✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits

✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow current dividends to be paid on unearned PSUs or unvested RSUs.

✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging

✓	Maintain a clawback policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs

✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

5      |     Proxy Statement and Notice of 2019 Annual Meeting

Proxy Summary
Director Nominees and Diversity

Our Board comprises our CEO and nine independent directors, and benefits from a mix of tenured and newer directors, men and women, each with different backgrounds. We believe this diversity provides the varied viewpoints and robust discussion that result in better outcomes for our shareholders.

					Committee Memberships

Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance

Mark A. Alexander	60	2016	Managing Member Landmark Property Group LLC

Peter J. Farrell	58	2016	Partner and Co-founder CityInterests, LLC and PADC Realty Investors

Robert J. Flanagan	62	2018	President, Clark Enterprises, Inc. and Trustee, A. James & Alice B. Clark Foundation

Jason E. Fox	46	2018	Chief Executive Officer, W. P. Carey Inc.

Benjamin H. Griswold, IV Non-Executive Chairman of the Board	78	2006	Partner and Chairman, Brown Advisory, Inc.

Axel K.A. Hansing	76	2011	Senior Partner Coller Capital, Ltd.

Jean Hoysradt	68	2014	Former Chief Investment Officer, Mousse Partners Limited

Margaret G. Lewis	64	2017	Deputy Chair, Federal Reserve Bank of Richmond

Christopher J. Niehaus Non-Executive Vice Chairman of the Board	60	2016	Partner, Member of the Global Investment Committees, GreenOak Real Estate

Nick J.M. van Ommen	72	2011	Former CEO, European Public Real Estate Association

Committee Chair     Financial Expert

Skills

Tenure	Independence	Diversity

Proxy Statement and Notice of 2019 Annual Meeting      |     6

Proxy Summary

Environmental, Social and Governance Initiatives

Since our founding in 1973, we have followed two core principles: Investing for the Long Run and Doing Good While Doing Well. Our founder, Wm. Polk Carey, believed—as we do today—that our business by its very nature promotes prosperity and that our responsibility does not end there. He understood that good corporate citizenship was fundamental to good business and to creating long-term value for our investors. Today his vision and values live on through our corporate responsibility initiatives, focused on our environmental, social and governance objectives.

7      |     Proxy Statement and Notice of 2019 Annual Meeting

Proposal One: Election of Ten Directors

We first ask that you vote to re-elect each of the current members of our Board of Directors standing for re-election. We lead with this vote because we, the Board of Directors, oversee W. P. Carey as stewards for all of our stakeholders, including you, our shareholders.

We also lead with this vote because we are proud of all of the actions our Board took over the past year, including:

•
As a result of the completion of the merger of W. P. Carey Inc. ("W. P. Carey" or the "Company") with Corporate Property Associates 17 – Global Incorporated ("CPA:17 – Global"), which was a publicly owned, non-traded real estate investment trust ("REIT") managed by the Company (the "CPA:17 Merger"), and W. P. Carey's strategic and operational performance during 2018, the Board was able to continue our practice of increasing quarterly dividends, while the executive team increased two key supplemental financial measures for the Company, adjusted funds from operations ("AFFO")(1) and, importantly, AFFO from our Real Estate segment ("RE AFFO"), as well as continuing to improve our cost of capital.

•
We continued our Board refreshment process, with Robert J. Flanagan joining the Board in March 2018 and one director not standing for re-election at the annual meeting of stockholders held on June 14, 2018 (the "2018 Annual Meeting"). We believe our directors have the skills and expertise necessary to fulfill the Board's responsibilities for strategic oversight, succession planning, risk management, and other fiduciary activities. We also believe that the Board and each Committee have an excellent balance of experienced directors and those who bring a fresh perspective. Our director biographies highlight the real estate expertise, the international insights, and the public company board and management experience brought to the Board.
•
In order to ensure that we are working effectively for our shareholders, in addition to our normal oversight duties, we will continue our practices of:

-
Periodic strategic reviews with management and external advisors;

-
Annual succession planning for key management positions necessary to execute our strategy;

-
Periodic reviews focused on risk management and fiduciary responsibilities;

-
Ongoing internal and external education sessions for the Board;

-
Annual reviews of Board performance;

-
Active recruitment and orientation of new directors, as needed; and

-
Outreach to our shareholders.

We believe these provisions and actions demonstrate our commitment to protecting your interests as shareholders. As we ask for your vote, we should note that our directors are elected annually, subject to a majority voting requirement, and are led by an independent Non-Executive Chairman separate from our Chief Executive Officer ("CEO"). Aside from our CEO, our Board members are independent, and all Directors are committed to enhancing shareholder value.

(1)
The Company believes that AFFO and RE AFFO are useful supplemental measures that assist investors to better understand and measure the performance of our business over time and against similar companies. AFFO and RE AFFO do not represent net income or net cash provided by operating activities, which are computed in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered alternatives to net income or net cash provided by operating activities as an indicator of the Company's financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Please refer to the Company's Current Report on Form 8-K filed with the SEC on February 22, 2019 for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the Company's consolidated financial statements for the fiscal year ended December 31, 2018.

Proxy Statement and Notice of 2019 Annual Meeting      |     8

Proposal One: Election of Ten Directors

The Board recommends a vote FOR each of the nominees

Nominees for the Board of Directors

Our Board members are diverse in talents, experiences and backgrounds but share track records of successful management and oversight of public and private companies. The Board recommends a vote FOR each of the nominees set forth on the following pages so we can continue along the path we have been actively pursuing.

Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Assuming the presence of a quorum at the meeting of stockholders to be held on June 13, 2019 (the "Annual Meeting"), the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person or by proxy, is required to elect each nominee.

9      |     Proxy Statement and Notice of 2019 Annual Meeting

Nominees for the Board of Directors

Mark A. Alexander

Independent Director Age 60 Chair of the Audit Committee Director Since 2016	Mr. Alexander brings to the Board over 30 years of international business experience in operations, mergers & acquisitions and accounting. He has developed expertise in strategic planning, operational management, public & private capital markets, financial analysis, accounting and investor relations. Mr. Alexander's experience as a chief executive officer, certified public accountant, and public company board member make him qualified to be a W. P. Carey Board member and to be Chairman of the Audit Committee.	CURRENTLY
Managing Member
Landmark Property Group, LLC:
2009 – Present

PREVIOUSLY
CEO, President & Director
Suburban Propane Partners, L.P.

SVP, Corporate Development
Hanson Industries, Inc.

Senior Accountant & CPA
Price Waterhouse & Co.

PUBLIC BOARDS
BMC Stock Holdings, Inc.
(NASDAQ-listed): 2017 – Present

Kaydon Corp. (NYSE-listed): 2007 – 2013

EDUCATION
BBA in Accounting, the University
of Notre Dame

Peter J. Farrell

Independent Director Age 58 Chair of the Compensation Committee Director Since 2016	Mr. Farrell brings to the Board 35 years of experience in real estate investment, finance, leasing and development as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, adds a valuable perspective to the W. P. Carey Board and provides a significant source of industry knowledge and expertise to the Company's committees on which he serves.	CURRENTLY
Partner and Co-founder
CityInterests, LLC and
PADC Realty Investors:
2004 – Present

PREVIOUSLY
President and Chief Operating Officer
Medical Office Properties Inc.

PUBLIC BOARDS
CRT Properties (NYSE-listed): 2004 – 2005

EDUCATION
BS in History, Georgetown University

Proxy Statement and Notice of 2019 Annual Meeting      |     10

Nominees for the Board of Directors

Robert J. Flanagan

Independent Director Age 62 Director Since 2018	Mr. Flanagan has served as President of Clark Enterprises, Inc. since 2015 and was its Executive Vice President from 1989 to 2015. At Clark Enterprises, Mr. Flanagan oversees the acquisition, management and development of new investment opportunities. As a result of these and other professional experiences, Mr. Flanagan has a deep understanding and knowledge of a broad variety of subject areas, including accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; board governance; and board practices of other entities.	CURRENTLY
President
Clark Enterprises, Inc.:
1989 – Present

Trustee, A. James & Alice B. Clark
Foundation

PREVIOUSLY
Treasurer, Secretary and Board Member
Baltimore Orioles, Inc.

PUBLIC BOARDS
Sagent Pharmaceuticals, Inc.
(NASDAQ-listed):
Director: 2009 – 2016;
Chairman: 2015 – 2016

Martek Biosciences Corporation (NASDAQ-listed):
Director: 2002 – 2010;
Chairman: 2007 – 2010

OTHER BOARDS
Brown Advisory, Inc.

Chairman of the Board, Federal City Council,
Washington, D.C.: 2014 – 2017

Svelte Medical Systems

Vascular Therapies, Inc.

EDUCATION
BS in Business Administration,
Georgetown University

MS in Taxation, American
University School of Business

CPA

11      |     Proxy Statement and Notice of 2019 Annual Meeting

Nominees for the Board of Directors

Jason E. Fox

Chief Executive Officer Age 46 Director Since 2018	Mr. Fox brings to the Board over 17 years of business and investment experience, having been responsible, most recently as Head of Global Investments, for sourcing, negotiating, and structuring acquisitions on behalf of W. P. Carey and the various programs it managed since joining the Company in 2002. He has a deep understanding of W. P. Carey's business and its investment strategies. Further, Mr. Fox's role as CEO and previous service as W. P. Carey's President, overseeing both the investment and asset management activities of the Company, make information and insight about the Company's business directly available to the Board in its deliberations. He also serves as a Trustee of the W. P. Carey Foundation.	CURRENTLY
CEO
W. P. Carey Inc.:
2018 – Present

PREVIOUSLY
President
W. P. Carey Inc.:
2015 – 2017

PUBLIC BOARDS
CPA:17 – Global: 2018
Corporate Property Associates 18 – Global
Incorporated ("CPA:18 – Global"): 2018 – Present
Carey Watermark Investors Incorporated ("CWI 1"): 2018 – Present
Carey Watermark Investors 2 Incorporated ("CWI 2"): 2018 – Present

EDUCATION
BS in Civil Engineering and Environmental
Science, magna cum laude, University of Notre Dame

MBA, Harvard Business School

Benjamin H. Griswold, IV

Independent Director Age 78 Non-Executive Chairman of the Board Chair of the Executive Committee Director Since 2006	Mr. Griswold brings to the Board almost 50 years of experience in the investment business, first as an investment banker and then as an investment advisor. He has extensive experience with, and understanding of, capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange, give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance functions in particular.	CURRENTLY
Partner and Chairman,
Brown Advisory, Inc.:
2005 – Present

PREVIOUSLY
Senior Chairman
Deutsche Bank Securities, Inc.
(successor to Deutsche Bank Alex. Brown)

PUBLIC BOARDS
Flowers Foods (NYSE-listed):
Director: 2005 – Present;
Presiding Director: 2011 – Present

Stanley Black & Decker (NYSE-listed):
2010 – 2016

New York Stock Exchange: 1993 – 1999

EDUCATION
BA, Princeton University

MBA, Harvard University

Proxy Statement and Notice of 2019 Annual Meeting      |     12

Nominees for the Board of Directors

Axel K.A. Hansing

Independent Director Age 76 Director Since 2011	Mr. Hansing brings to the Board over 40 years of experience in international corporate and investment banking, real estate financing, asset management, and private equity investing, both as a General and a Limited Partner. In his current role as Senior Partner at Coller Capital, Mr. Hansing is responsible for the origination, execution, and monitoring of investments. Prior to founding Hansing Associates, he served as Managing Director of Equitable Capital Management in London and New York, Head of the International Division of Bayerische Hypotheken—und Wechselbank AG (now part of UniCredit SpA) in Munich and New York and held roles with Merrill Lynch International Banking in Hong Kong and London as well as with Marine Midland Bank (now part of HSBC) in London and New York.	CURRENTLY
Senior Partner
Coller Capital, Ltd.:
2000 – Present

PREVIOUSLY
CEO and Founder
Hansing Associates

Managing Director
Equitable Capital Management

EDUCATION
University of Hamburg

Advanced Management Program,
Harvard Business School

Jean Hoysradt

Independent Director Age 68 Director Since 2014	Ms. Hoysradt brings to the Board over 40 years of investment and financial expertise in real estate, debt and equity. Her former role as Chief Investment Officer of Mousse Partners, a prominent private family investment office, required both domestic and international business expertise. Prior to her position as head of the Investment Department and Treasury for New York Life Insurance Company, she held positions in investment banking and investment management at Manufacturers Hanover, First Boston and Equitable Life. Ms. Hoysradt served as director of the Duke University Management Company from August 2005 to August 2018, including acting as chair of its audit committee. She also served as a director of The Swiss Helvetia Fund (a closed end investment company) from July 2017 to September 2018.	PREVIOUSLY
Chief Investment Officer
Mousse Partners Limited:
2001 – 2015

SVP and head of the
Investment and Treasury Departments
New York Life Insurance Company

PUBLIC BOARDS
The Swiss Helvetia Fund Inc. (NYSE-listed):
2017 – 2018

EDUCATION
BA in Economics, Duke University

MBA, Columbia University
School of Business

13      |     Proxy Statement and Notice of 2019 Annual Meeting

Nominees for the Board of Directors

Margaret G. Lewis

Independent Director Age 64 Director Since 2017	Ms. Lewis is the former president of Hospital Corporation of America's ("HCA's") Capital Division, which includes facilities in northern, central and southwestern Virginia, New Hampshire, Indiana and Kentucky. She began her career with HCA in 1978 and held several positions in nursing management and quality management before becoming chief nursing officer of HCA's Richmond Division in 1997. Ms. Lewis became chief operating officer of CJW Medical Center in 1998 and chief executive officer in 2001. She is a registered nurse and a fellow of the American College of Healthcare Executives. Ms. Lewis brings extensive leadership experience and management skills to the board. Her variety of senior management roles provides expertise in executive decision-making and strategic planning.	CURRENTLY
Deputy Chairman
Federal Reserve Bank of Richmond:
2019; 2014 – 2016

PREVIOUSLY
President, Hospital Corporation of America's Capital Division:
2006 – 2013

PUBLIC BOARDS
Flowers Foods (NYSE-listed):
2014 – Present

Federal Reserve Bank of Richmond:
2013 – Present

Smithfield Foods (NYSE-listed): 2011 – 2013

EDUCATION
Nursing AAS, John Tyler Community College

BS in Nursing, Medical College of Virginia

MBA, Averett University

Fellow of the American College of
Healthcare Executives

Christopher J. Niehaus

Independent Director Age 60 Non-Executive Vice Chairman of the Board Chair of the Investment & Nominating and Corporate Governance Committees Director Since 2016	Mr. Niehaus serves as a Partner and member of the global investment committees of GreenOak Real Estate, a global real estate investment management firm. He brings to the Board over 36 years of experience in the real estate industry and a broad range and depth of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. Mr. Niehaus spent 28 years at Morgan Stanley, where he helped build and run one of the leading global real estate banking, lending and investing businesses. His skill set and exposure to a variety of industries add valuable perspective to the W. P. Carey Board. Mr. Niehaus serves on the Executive Board of the International Council of Shopping Centers and previously has served on the boards of private equity real estate companies in the U.S., Europe and Asia.	CURRENTLY
Partner, Member of the Global
Investment Committee
GreenOak Real Estate:
2011 – Present

PREVIOUSLY
Vice Chairman
Morgan Stanley Real Estate

Co-Head of Global Real Estate
Investment Banking
Morgan Stanley

EDUCATION
AB in History, Dartmouth College
MBA, Harvard University

Proxy Statement and Notice of 2019 Annual Meeting      |     14

Nominees for the Board of Directors

Nick J.M. van Ommen

Independent Director Age 72 Director Since 2011	Mr. van Ommen has served in various roles across the banking, venture capital, and asset management sectors through his career and brings to the Board over 35 years of financial and real estate experience, particularly in Europe. In his almost ten years serving as CEO of the European Public Real Estate Association, Mr. van Ommen was responsible for promoting, developing and representing the European public real estate sector. In addition to his public boards, Mr. van Ommen currently serves on the supervisory board and as chairman of the audit committee of Allianz Benelux SA, a private company that offers insurance products in Belgium, The Netherlands and Luxembourg, and as chairman of the audit committee of Allianz Netherlands Group NV, a life insurance company wholly owned by Allianz Benelux SA in Belgium. He is also a member of the advisory board of BNP Paribas Real Estate Advisory Netherlands BV.	PREVIOUSLY
Chief Executive Officer
European Public Real Estate
Association:
2000 – 2008

PUBLIC BOARDS
Brack Capital Properties NV
(Tel Aviv-listed real estate company):
2018 – Present

IMMOFINANZ AG (Austria-listed
real estate company):
2008 – Present

VASTNED Retail (Belgium-listed
real estate company): 2007 – 2016

Intervest Offices & Warehouses
(Belgium-listed real estate
company): 2007 – 2016

EDUCATION
MBA, Newport University
Fellow of the Royal Institute of
Chartered Surveyors

15      |     Proxy Statement and Notice of 2019 Annual Meeting

Board Nominee Snapshot

Our Board brings a strong mix of real estate expertise, international insights, and public company board and management experience. We believe our director nominees have the skills and expertise necessary to fulfill the Board's responsibilities for strategic oversight, succession planning, risk management and other fiduciary duties. We added one new independent director in 2018 and one director did not stand for re-election at the 2018 Annual Meeting. We believe that the Board and each Committee now have an excellent balance of experienced directors and those who bring a fresh perspective.

Skills

Tenure	Independence	Diversity

Age

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Committees of the Board of Directors

Members of our Board of Directors serve on one or more of our Board's standing committees, which are our Compensation, Audit, and Nominating and Corporate Governance Committees. As required by the regulations of the Securities and Exchange Commission ("SEC"), the written charters for each of these standing committees can be viewed on our website, www.wpcarey.com, under the heading "Governance" in our "Investors" section. In addition to our standing committees, we have an Investment Committee. The table below reflects the membership of these committees as of the date of this Proxy Statement. From time to time, the Board may also establish certain ad hoc committees for specific purposes.

Membership and Functions of the Committees of the Board

COMPENSATION COMMITTEE Members Peter J. Farrell, Chair Mark A. Alexander Benjamin H. Griswold, IV Jean Hoysradt Number of Meetings Held in 2018: 6

The Compensation Committee's responsibilities include:

•

setting compensation programs that apply generally to our employees;

•

reviewing compensation with respect to directors;

•

reviewing and making recommendations to the Board regarding the compensation structure for all current named executive officers ("NEOs") and other key employees, including salaries, cash incentive plans and equity-based plans;

•

reviewing goals and objectives relevant to our NEOs and key employees, evaluating their performance, and approving their compensation levels for both annual and long-term incentive awards; and

•

reviewing and approving the terms and conditions of stock grants.

There were five regular meetings and one special meeting of the Compensation Committee held during 2018.

AUDIT COMMITTEE Members Mark A. Alexander, Chair and Financial Expert Peter J. Farrell, Financial Expert Robert J. Flanagan Margaret G. Lewis Nick J.M. van Ommen Number of Meetings Held in 2018: 8

The Audit Committee's responsibilities include:

•

assisting the Board in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance with legal and regulatory requirements, and the independence, qualifications, and performance of our internal audit function and Independent Registered Public Accounting Firm;

•

engaging an Independent Registered Public Accounting Firm, reviewing with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approving professional services provided by the Independent Registered Public Accounting Firm, and considering the range of audit and non-audit fees;

•

reviewing the internal audit charter and scope of the internal audit plan; and

•

reviewing and discussing the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm and reviewing the results of the internal audit program.

There were eight regular meetings of the Audit Committee held during 2018.

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Committees of the Board of Directors

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Members Christopher J. Niehaus, Chair Benjamin H. Griswold, IV Axel K.A. Hansing Margaret G. Lewis Number of Meetings Held in 2018: 4

The Nominating and Corporate Governance Committee's responsibilities include:

•

developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our corporate governance policies;

•

oversight of the Company's ESG initiatives; and

•

developing and reviewing background information of candidates for the Board of Directors, including those recommended by shareholders, and making recommendations to the Board regarding such candidates.

There were four regular meetings of the Nominating and Corporate Governance Committee held during 2018.

INVESTMENT COMMITTEE Members Christopher J. Niehaus, Chair Peter J. Farrell Robert J. Flanagan Axel K.A. Hansing Jean Hoysradt Nick J.M. van Ommen Number of Meetings Held in 2018: 10

The Investment Committee's responsibilities include:

•

approving W. P. Carey's investments greater than $100 million to ensure that they satisfy our relevant investment criteria;

•

reviewing all of W. P. Carey's investments on a quarterly basis; and

•

reviewing and approving investments made on behalf of CPA:18 – Global and Carey European Student Housing Fund I, L.P. ("CESH").

There were ten meetings of the Investment Committee held during 2018.

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Board Governance

Board Member Term

Our directors each hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.

Board Meetings and Director Attendance

There were six regular meetings and three special meetings of the Board held in 2018, and each director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he or she was a member. Under the Corporate Governance Guidelines adopted by our Board (the "Guidelines"), the directors are required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding director attendance at meetings of stockholders, directors are invited and encouraged to attend. All of the current directors attended the Company's 2018 Annual Meeting. In addition to Board and Committee meetings, our directors also engage in informal group communications and discussions with the Non-Executive Chairman of the Board and the CEO, as well as with members of senior management regarding matters of interest.

Board Leadership Structure and Risk Oversight

Mr. Griswold has served as Non-Executive Chairman of the Board since January 2012. The primary responsibility of the Non-Executive Chairman is to preside over meetings of the Board of Directors as well as to preside over periodic executive sessions of the Board in which the CEO and/or other members of management do not participate. In January 2018, the Board determined, upon the recommendation of the Nominating and Corporate Governance Committee, to appoint Mr. Niehaus as Non-Executive Vice Chairman of the Board. The primary responsibility of the Vice Chairman is to preside over meetings of the Board in the absence of the Chairman. The Chairman and Vice Chairman are also responsible, together with members of our senior management team, for establishing Board agendas and for working closely with our CEO on the overall direction of the Company to enhance long-term shareholder value. The Board believes that, as a former Chairman of the Board of Alex. Brown & Sons, Mr. Griswold is well-suited to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chairman. The Board also believes that Mr. Niehaus is well-qualified for the role of Vice Chairman given the depth of his experience and his previous role as Vice Chairman of Morgan Stanley Real Estate.

Our CEO, Mr. Fox, is also a member of the Board of Directors. The Board considers the CEO's participation to be important in order to make information and insight about the Company's business and its operations directly available to the directors in their deliberations.

Our Board of Directors has overall responsibility for risk oversight. The Board of Directors reviews and oversees our Enterprise Risk Management ("ERM") program, which is a company-wide initiative that involves our senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. These activities involve the identification, prioritization and assessment of a broad range of risks, including operational, financial, strategic, and compliance risks, and the formulation of plans to manage these risks and mitigate their effects.

As part of our ERM program, management provides periodic updates to our Board of Directors with respect to key risks and discusses appropriate risk response strategies. Throughout the year, the Board, and the Committees to which it has delegated responsibility, dedicates a portion of their meetings to discuss specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the CEO's report on operations to the Board of Directors at regularly scheduled meetings and at presentations to the Board of Directors and its Committees by management. Additionally, at least annually, our Audit Committee discusses with management and the Director of Internal Audit our significant financial risk exposures, including cybersecurity risks, and steps that have been taken to monitor and control such exposures.

Our Compensation Committee reviews the risks related to our compensation policies and practices and assesses the impact to our risk profile, at least on an annual basis. Management, with the Compensation Committee, regularly reviews our compensation programs, including incentives that may create, and factors that may reduce, the likelihood of excessive risk taking in order to determine whether such programs present a significant risk to the Company.

Director Independence

Our Corporate Governance Guidelines establish rules

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Board Governance

regarding the independence of our directors. The Guidelines, which we believe meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE") and the rules of the SEC, include the Company's definition of Independent Director and can be found under the heading "Governance" in the "Investors" section of the W. P. Carey website, www.wpcarey.com. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2019. During this review, the Board considered any transactions and relationships between each director and nominee, or any member of his or her immediate family, and W. P. Carey and its subsidiaries and affiliates, including those reported under Certain Relationships and Related Transactions below. The Board also examined any transactions and relationships between each director and nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

The NYSE also requires that the Board of Directors determine whether a director is "independent" for purposes of the NYSE Listing Standards. The Nominating and Corporate Governance Committee has asked each director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.

As a result, the Board has affirmatively determined that director nominees Alexander, Farrell, Flanagan, Griswold, Hansing, Hoysradt, Lewis, Niehaus and van Ommen are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, the rules of the SEC and the NYSE's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. Fox is not considered to be an independent director because of his current employment as CEO of W. P. Carey.

The Board has determined that none of the directors who currently serve on the Compensation, Audit or Nominating and Corporate Governance Committees, or who served at any time during 2018 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such directors were or are, as applicable, "independent" as defined in the NYSE Listing Standards and by the rules of the SEC.

Board Refreshment

The Board does not mandate director retirement at a specified age, but instead remains committed to actively refreshing the Board based on annual performance reviews and an evaluation of the skills and experience necessary to fulfill the Board's responsibilities to shareholders. Currently, the average tenure of our directors is less than five years. We believe that we have demonstrated our commitment to actively refreshing our Board, with six new directors joining since 2016. Most recently, Robert J. Flanagan joined the Board in March 2018, while one director did not stand for re-election at the 2018 Annual Meeting.

Board Nominating Procedures

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members, management, shareholders and outside advisors. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in "Shareholder Proposals" and "Other Communications with the Board" in the Corporate Governance section of this Proxy Statement.

Once a candidate has been recommended to the Corporate Secretary or Nominating and Corporate Governance Committee, there are a number of actions undertaken to complete a full evaluation of the candidate, including the following:

•
Consider Board and Committee needs;

•
Gather information about the candidate's background and experience, which may include the assistance of an outside search firm;

•
If appropriate, conduct interviews by the Nominating and Corporate Governance Chair, Chairman of the Board and/or the CEO;

•
If appropriate, conduct additional interviews that may include some combination of, or all, members of the Nominating and Corporate Governance Committee, members of the Executive Committee, and members of the senior management team;

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Board Governance
•
Complete an evaluation of candidate qualifications and Board needs by the full Nominating and Corporate Governance Committee, with a determination to be made regarding a recommendation to the Board; and

•
Discuss recommended nomination by the full Board, with a determination to be made regarding whether or not to move forward with the nomination.

Existing Board members are considered for nomination on an annual basis, by undertaking the following actions:

•
Annual confidential performance review of the Board at the committee and individual director levels;

•
Discussion by Nominating and Corporate Governance Committee regarding nominations based on a review of Board needs and a Board performance review, with a recommendation to be made to the Board regarding nominations; and

•
Discussion by the Board regarding recommended nominations, with a determination to be made regarding the slate of directors to be nominated in the Proxy Statement.

In considering new candidates and existing Board members for nomination to the Board, this year the Nominating and Corporate Governance Committee and the Board evaluated the following:

•
Board and Committee needs in order to be able to fulfill responsibilities related to strategic oversight, succession planning, ERM and other fiduciary duties;

•
Succession planning at the Board and Committee levels;

•
Individual performance record on the Board; and

•
Individual characteristics, including:

-
Operating experience at senior levels;

-
Public company experience;

-
Real estate and investment expertise;

-
Board experience;

-
Strategic thinking with long-term view on value creation for shareholders;

-
Effective communication skills and secure decision-making skills;

-
Independence and absence of red flags; and
  -
  Diversity of backgrounds and expertise necessary at the Board and Committee levels.

Our Board feels confident that each of the ten individuals we have nominated has the experience and skill sets necessary to fulfill all Board and Committee responsibilities. We encourage you to review our Board accomplishments and biographies and to vote for all ten Board nominees.

Proxy Access

We have what we believe to be the most prevalent proxy access model, the "3/3/20/20" structure. The following is a summary of the provisions related to our proxy access bylaw and is qualified in its entirety by reference to a complete set of our Bylaws:

Shareholders' Eligibility to Nominate

Our Bylaws generally permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous 3 years to include a specified number of director nominees in the Company's proxy materials for our annual meeting of stockholders, as described below.

Number of Shareholder-Nominated Candidates

The maximum number of shareholder-nominated candidates will be equal to the greater of: (a) two candidates or (b) 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Shareholder-nominated candidates that the Board of Directors determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum.

Calculation of Qualifying Ownership

As more fully described in our Bylaws, a nominating shareholder will be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares do not count as "owned" shares. A shareholder will be deemed to "own" shares that have been loaned by or on behalf of the shareholder to another person if the shareholder has the right to recall such loaned shares, undertakes to recall, and does recall such loaned shares prior to the record date for the annual meeting and maintains qualifying ownership of such loaned shares through the date of the meeting.

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Board Governance

Procedure for Selecting Candidates in the Event the Number of Nominees Exceeds 20%

If the number of shareholder-nominated candidates exceeds 20% of the directors in office, each nominating shareholder will select one shareholder-nominated candidate, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership until the permitted number of shareholder-nominated candidates is reached.

Nominating Procedure

In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we mailed the proxy statement for the previous year's annual meeting of stockholders.

Information Required of All Nominating Shareholders

As more fully described in our Bylaws, each shareholder seeking to include a director nominee in the proxy materials is required to provide certain information, including:

•
Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting, and an agreement to maintain qualifying ownership through the date of the meeting;

•
The shareholder's notice on Schedule 14N required to be filed with the SEC;

•
The written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected; and

•
A completed director questionnaire signed by the nominee.

Nominating shareholders are also required to make certain representations and agreements, including with regard to:

•
Absence of intent to effect a change of control;
•
Intent to maintain qualifying ownership through the date of the annual meeting;

•
Only participating in the solicitation of their nominee or Board of Director's nominees; and

•
Complying with solicitation rules and assuming liabilities related to indemnifying the Company against losses arising out of the nomination.

Information Required of All Shareholder Nominees

Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as director, including certain items noted in our Bylaws that we believe are consistent with current market practice.

Disqualification of Shareholder Nominees

A shareholder nominee would not be eligible for inclusion in the proxy statement under certain circumstances enumerated in our Bylaws, which we believe to be consistent with current market practice.

Supporting Statement

Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). We may omit any information or statement that we believe would violate any applicable law or regulation.

Shareholder Amendment of Bylaws

Our Board of Directors has the power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Our shareholders also have the power to alter or repeal any provision of our Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

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Compensation of the Board of Directors

Our non-executive directors are paid in two principal ways: an annual cash retainer and an annual restricted share award ("RSA"). Prior to July 1, 2018, Directors were paid an annual cash retainer of $90,000 and an RSA with a grant date value of $80,000. In early 2018, the Compensation Committee requested that its independent compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook"), conduct a review of the compensation paid to Directors as part of the Committee's periodic review of such practices. Based on the results of that review and the advice of FW Cook, in June 2018 the Compensation Committee recommended, and the Board approved, an increase to both the annual cash retainer and the annual RSA value, which the Committee and Board noted had not been increased since 2013. As a result, beginning July 1, 2018, Directors are paid an annual cash retainer of $100,000 and an RSA with a grant date value of $100,000. These Director RSAs are granted on or about July 1 of each year (although directors may receive a pro-rated RSA if they commence service after July 1). Director RSAs, which are scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the same date as the annual grants for that year) and have voting rights, are granted under the W. P. Carey Inc. 2017 Share Incentive Plan. Current dividends are not paid on unvested Director RSAs granted under that plan until the awards are vested. The annual fees as of the date of this Proxy Statement paid to Directors for all positions held are:

Cash

All Independent Directors	$100,000

Additional Fees:
Non-Executive Chairman	$75,000

Non-Executive Vice Chairman	$40,000

Audit Committee Chair	$20,000

Compensation Committee Chair	$15,000

Nominating and Corporate Governance Chair	$10,000

Investment Committee Chair	$7,500

Stock

Form of payment: An RSA granted on or about July 1, with a grant date value of $100,000.
Time of payment: Shares vest in full on the first anniversary of the grant.

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Compensation of the Board of Directors

2018 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2018, including service on all committees of the Board, as described above:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total(3) ($)

Mark A. Alexander	115,000	99,970	214,970

Peter J. Farrell	110,000	99,970	209,970

Robert J. Flanagan(4)	72,500	120,329	192,829

Benjamin H. Griswold, IV	170,000	99,970	269,970

Axel K.A. Hansing	95,000	99,970	194,970

Jean Hoysradt	95,000	99,970	194,970

Margaret G. Lewis	95,000	99,970	194,970

Dr. Richard C. Marston(5)	45,000	—	45,000

Christopher J. Niehaus(6)	142,500	99,970	242,470

Nick J.M. van Ommen	95,000	99,970	194,970

(1)
Beginning July 1, 2018, Directors are paid an annual cash retainer of $100,000. Prior to that date, all Directors were paid an annual cash retainer of $90,000. Mr. Flanagan joined the Board in March 2018, and as a result, he only received one quarter of the $90,000 annual cash retainer in effect at that time for his service on the Board through June 30, 2018.
(2)
Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 1,523 Director RSAs received on July 2, 2018. There were no option awards, non-equity incentive compensation, or nonqualified deferred compensation granted to the Non-Employee Directors during 2018. For all directors, the grant date fair value per share of these annual Director RSAs, computed in accordance with FASB ASC Topic 718, was $65.64. Mr. Flanagan joined the Board in March 2018 and also received pro-rated Director RSAs on April 2, 2018 for his service through July 1, 2018, as further described in Note 4 below, with a grant date fair value per share of $62.26. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Form 10-K").
(3)
The totals do not reflect dividends accrued during 2018 on the Stock Awards shown in the table because the dividends are reflected in the grant date fair values of the awards shown in the Stock Awards column.
(4)
Mr. Flanagan became a Director in March 2018 and received a pro-rated grant of 327 Director RSAs on April 2, 2018, valued at $20,000, which was equal to one-quarter of the annual $80,000 Director RSA grant in effect at that time, for his service on the Board through June 2018. This pro-rated award vested on July 3, 2018.
(5)
Dr. Marston did not stand for re-election at our 2018 Annual Meeting, and as such, only served as director for a portion of 2018.
(6)
Mr. Niehaus was appointed as Non-Executive Vice Chairman during the first quarter of 2018, and as a result only received three quarters of the $40,000 annual fee for serving in that position during the year.

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Compensation of the Board of Directors

DIRECTOR STOCK COMPENSATION TABLE

The following table reflects the Director RSAs, which were first granted in 2013, as well as any restricted stock units ("RSUs"), which were granted from 2008 until 2012 ("Director RSUs"), held by the individuals listed in the previous table, as of December 31, 2018, if any. Director RSUs were immediately vested when granted and pay current dividend equivalents but the payout of the underlying shares, on a one-for-one basis, was required to be deferred until the Director's service on the Board is complete.

	Total RSU Awards (#)	Total RSA Awards (#)

Mark A. Alexander	—	1,523

Peter J. Farrell	—	1,523

Robert J. Flanagan	—	1,523

Benjamin H. Griswold, IV	8,521	1,523

Axel K.A. Hansing	3,236	1,523

Jean Hoysradt	—	1,523

Margaret G. Lewis	—	1,523

Christopher J. Niehaus	—	1,523

Nick J.M. van Ommen	3,236	1,523

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Corporate Governance

We believe that a company's tone is set at the top and are proud to report on our Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

•
A separation between our Non-Executive Chairman and our CEO;

•
A Board comprised of all independent directors except for the CEO;

•
The annual election of directors;

•
Majority voting for directors;

•
The absence of a poison pill;

•
A considered approach to executive compensation and reliance on a carefully constructed group of compensation peers;

•
Excellent internal pay parity, including a pay ratio between our CEO and next-most senior NEO of less than two;

•
Sound compensation practices, including an anti-hedging policy, a clawback provision, meaningful limits on pledging, strong director and executive stock ownership guidelines, and a robust annual compensation risk assessment;

•
A commitment to identify and consider diverse candidates as part of Board searches; and

•
A limitation on over-boarding by our directors.

These governance provisions are supplemented by our Code of Business Conduct and Ethics and provisions governing related party transactions, which are important elements of our overall approach to governance and are described below.

Shareholder Proposals

The date by which shareholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to our annual meeting to be held in 2020 (the "2020 Annual Meeting") is December 11, 2019, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.

In order for proposals submitted outside of Rule 14a-8 to be considered at the 2020 Annual Meeting, shareholder proposals, including shareholder nominations for director, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that shareholders are required to give advance notice to W. P. Carey of any business to be brought by a shareholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company. In order to be timely, a shareholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of shareholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any shareholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2020 Annual Meeting must be received by W. P. Carey not earlier than November 11, 2019 and not later than December 11, 2019. However, in the event that the date of the 2020 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, for notice by the shareholder to be timely it must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2020 Annual Meeting.

A copy of our Bylaws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

Other Communications with the Board

We value your input. Shareholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board, W. P. Carey Inc.,

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Corporate Governance

50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which, absent unusual circumstances or as contemplated by Committee charters, and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate.

Code of Ethics

It is important that all of our business activities reflect our commitment to a culture of honesty and accountability. Our Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics, sets forth the standards of business conduct and ethics applicable to all of our employees, including our executive officers and directors. Our Code of Ethics is available on our website, www.wpcarey.com, under the heading "Governance" in the "Investors" section. We also intend to post amendments to or waivers from the Code of Ethics, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website; however, no such amendments or waivers have been granted to date.

Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements

It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including international anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws in other jurisdictions. In that regard, we have adopted an Anti-Bribery and Foreign Corrupt Practices Act Policy that is posted on our employee portal and periodically distributed to appropriate personnel, and we ensure compliance with that policy by monitoring our activities abroad and through periodic employee training.

In addition, we have policies and procedures in place that promote and articulate our compliance with U.S. economic sanctions administered by the U.S. Department of Treasury, Office of Foreign Assets Control in all facets of our operations. We use a screening vendor with respect to all payments that we initiate. Our Economic Sanctions Compliance Policy is periodically distributed to appropriate personnel.

Other conflicts of interest, while not prohibited in all cases, may be harmful to W. P. Carey and therefore must be disclosed in accordance with the Code of Ethics. Our Chief Ethics Officer or, in his or her absence, our General Counsel, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

Our executive officers and directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and directors have an obligation to act in the best interest of W. P. Carey and to put such interests at all times ahead of their own personal interests. In addition, all of our employees, officers and directors should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of W. P. Carey. The following conflicts of interest are prohibited, and each employee, officer and director must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•
Working in any capacity—including service on a board of directors or trustees, or on a committee thereof—for a competitor while employed by W. P. Carey.

•
Competing with W. P. Carey for the purchase, sale or financing of property, services or other interests.

•
Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from W. P. Carey. Applicable policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

Transactions with Managed Programs

Through wholly-owned subsidiaries, we earn revenue as the advisor to the programs that we manage, which as of the date of this Proxy Statement are CPA:18 – Global, CWI 1, CWI 2, and CESH (collectively, the "Managed Programs"). We have also entered into certain transactions with the Managed Programs, such as co-investments, loans, and the CPA:17 Merger. For more information regarding these transactions and the fees received by W. P. Carey from the Managed Programs, see Notes 3 and 4 to the consolidated financial statements in the 2018 Form 10-K.

27      |     Proxy Statement and Notice of 2019 Annual Meeting

Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals

"By its nature, our work promotes jobs and prosperity. Doing Good While Doing Well means that when we are financing properties for companies, we are also helping the communities those companies serve. It is important to always ask, What is the impact of what we are doing? What is good for society? What is good for the country?"

—Wm. Polk Carey, Founder, W. P. Carey Inc.
2001

Environmental Practices

Our commitment to sustainability is largely demonstrated by how we manage our day-to-day activities in our corporate offices. Over the last year, we:

•
reduced our monthly energy usage by approximately 30% by installing LED lighting in our executive offices;

•
increased our use of environmentally-friendly cleaning products and soaps throughout the office;

•
broadened our use of recycled and sustainable forestry products, including paper and kitchen products;

•
recycled over 13,000 pounds of computer and electronic equipment;

•
phased out the use of plastic water bottles; and

•
defaulted our printers to double-sided printing to reduce paper usage.

Substantially all of our properties are net leased to our tenants on a triple-net basis, whereby they are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices.

We have taken steps to further involve our tenants in our sustainability initiatives and have an outreach program to educate and encourage them to employ responsible energy, water, and waste management practices and to introduce opportunities where W. P. Carey can help finance property-level sustainability solutions.

In evaluating new investments, we include an environmental assessment of the properties we underwrite as part of our analysis to understand sustainability practices and performance and to ensure the properties we acquire meet environmental standards.

Corporate Citizenship

Wm. Polk Carey established the W. P. Carey Foundation in 1990 with a primary mission to support educational institutions and to promote business education, with the larger goal of improving America's competitiveness in the world. As a result of its support, thousands of young people around the country and abroad have seen increased educational opportunities.

We continue to consider good corporate governance to include being a good corporate citizen. We believe that it is our responsibility to give back to our communities and that our ability to recruit and retain top talent, to be welcomed in our communities, and to withstand whatever vicissitudes inevitably come our way depend on having established ourselves as being understanding of and responsive to the core values of the places in which we operate. As good stewards of our communities, W. P. Carey and the W. P. Carey Foundation continue to support educational programs as well as hospitals, museums and other community organizations. In addition, to continue Bill Carey's mission to encourage personal generosity, in the spirit of "Doing Good While Doing Well," the W. P. Carey Foundation supports the philanthropic activities of the W. P. Carey community by matching certain charitable contributions made by our employees and directors.

Carey Forward

Our Carey Forward program was established in 2012 shortly after the passing of Bill Carey and was inspired by his generosity. We have continued growing the Carey Forward program by demonstrating a sustained enthusiasm for building and fostering productive relationships between our company and our communities. The program is funded by the Company and encourages employees to become involved in philanthropic and charitable activities, devote their time and resources to meaningful causes and initiatives, and bring to philanthropic and community organizations the same level of skill and excellence they

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Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals

devote to their professional responsibilities. Although the organizations and activities we support can vary, our focus is on enhancing and further improving our communities through youth development and education, hunger relief, healthcare, and arts and restoration. Through the program, employees bring the same qualities to our community as they do to their professional work: excellence, commitment and, perhaps most important, Doing Good While Doing Well.

Investing in our Employees

When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to make W. P. Carey a great place to work and to attract and surround ourselves with the best and brightest; we want to enhance their lives in and out of the office as they progress and grow with the company. By engaging with our employees and investing in their careers through training and development, we are building a talent pool capable of executing our business strategies.

Diversity

Diversity and inclusion is an organic part of who we are and is supported at all levels of the organization. W. P. Carey is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, or national origin, age, disability, military or veteran status, genetic information, or other statuses protected by applicable federal, state, and local law. As of December 31, 2018, women represented 46% of our global workforce and 43% of our managers. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees, as well as our directors.

Employee Wellness

The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address the changing needs of employees and their dependents.

Health and Wellness

•
Company-paid medical, dental and life insurance;

•
Long-term disability insurance;
•
Supplemental life insurance;

•
Employee assistance plan (counseling, legal and financial planning referrals, caregiver referrals, fitness management and education resources);

•
Carey Fund, which provides each employee with $2,000 per year for medical costs not covered by insurance;

•
Flexible spending accounts (medical/dependent care);

•
Stress management reimbursement;

•
Weight loss and stop smoking management;

•
Primary and secondary caregiver leave;

•
Competitive vacation policy based on level and years of service including paid holidays, personal time off, sick days and parental leave; and

•
Employee Assistance Plan, through our healthcare provider, which allows employees to access counseling, legal and financial planning referrals, caregiver referrals and other resources.

Our Carey Wellness program provides our employees with education and practical guidance on nutrition, stress management and general healthy living matters that they can apply both in and out of the office.

Financial

•
Firm-sponsored profit-sharing plan under which the company contributes 10% of an employee's total cash compensation, up to the annual limitations set by the Internal Revenue Service, into the employee's retirement account;

•
Employee-funded 401(k) plan;

•
Long-term incentive plan;

•
Employee share purchase plan; and

•
Charitable contribution matching program by the W. P. Carey Foundation.

29      |     Proxy Statement and Notice of 2019 Annual Meeting

Executive Officers

We believe that our corporate governance creates the framework that makes our performance sustainable over the long run. Our executive officers are critical to creating and executing on the strategies that make us who we are, and in 2018 they continued to focus on identifying value for our shareholders, with the following key undertakings during the year:

•
On October 31, 2018, we completed a merger with one of the funds we managed, CPA:17 – Global, in a stock-for-stock transaction, which added a portfolio of high-quality diversified assets, totaling approximately $5.6 billion at a favorable capitalization rate ("cap rate") of approximately 7% to our portfolio.

•
We seamlessly integrated the assets we acquired in the CPA:17 Merger, demonstrating the efficiency and scalability of our platform. We continued to improve our operational efficiency, with general and administrative expenses declining both as a percentage of assets and revenues.

•
Upon completion of the CPA:17 Merger, our equity market capitalization increased to approximately $11 billion, positioning us as one of the largest net lease REITs and among the top 25 publicly traded REITs in the MSCI US REIT Index, which is a market index comprised of equity REITs in the United States. We believe that the CPA:17 Merger also increased liquidity in our stock and that the higher quality of our earnings post-merger has resulted in improved cost of capital.

•
We made investments for our portfolio totaling $939.7 million, including $111.7 million of completed capital investment projects, at a weighted average cap rate of 7% and a weighted average lease term ("WALT") of 20 years. Our investment activity spanned 88 properties, net leased to 20 tenants, operating in 12 different industries and located in seven countries, enhancing the diversity of our portfolio.

•
As of year-end, we had committed to fund nine capital investment projects outstanding for a total of $234.7 million, of which eight projects totaling $159.7 million are currently expected to be completed during 2019. In aggregate, these investments are expected to generate additional lease revenues, increase criticality, add to lease term and enhance the overall quality of our portfolio. The size and composition of our portfolio, which as noted above has grown further as a result of the CPA:17 Merger, in conjunction with our strong tenant relationships, enables us to source a significant pool of investments internally, which have become a more meaningful part of our overall investment activity.

•
We disposed of 73 properties for a total of $524.5 million as part of the proactive asset management of our portfolio. The bulk of our dispositions were opportunistic, allowing us to harvest value while managing overall diversification and refining our geographic focus.

•
We increased the WALT for our portfolio to almost 10.2 years.

•
We continued to execute on our commitment to maintain a strong and flexible balance sheet resulting in manageable near-term debt maturities, limited exposure to variable-rate debt, and a lower cost of debt.

•
In addition to the 54 million of common shares issued as part of the CPA:17 Merger, during 2018 we raised approximately $1.5 billion in long-term and permanent capital through our capital markets activity, including two euro bond offerings totaling $1.2 billion at a weighted average coupon rate just under 2.2% and a weighted average term of 8.5 years. We also efficiently raised $288 million of equity under our "at-the-market" ("ATM") program at approximately $70 per share.

•
We grew AFFO and RE AFFO, which we consider to be key supplemental financial measures(1), to $5.39 per share and $4.39 per share, respectively, representing increases of 1.7% and 3.8% over the prior year, respectively. We also declared dividends totaling $4.09 per share during 2018, an increase of 2.0% compared to total dividends declared during 2017 of $4.01 per share. In keeping with our conservative approach, we maintained a dividend payout ratio of 75.9% relative to AFFO per share on a full-year basis.

(1)
See the footnote on page 10 for important information about these non-GAAP financial measures.

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Executive Officers

Executive Officers

The Company's executive officers are determined by our Board of Directors. The executive officers as of the date of this Proxy Statement are as follows:

Jason E. Fox, Chief Executive Officer, Age 46

Mr. Fox became CEO on January 1, 2018 and has been an executive officer since 2015. Since he is also a Board member, his biography appears on page 12 in Proposal One: Election of Ten Directors.

John J. Park, President, Age 54

Mr. Park became President of W. P. Carey in January 2018 and most recently served as Director of Strategy and Capital Markets since March 2016, after serving in various capacities since joining the Company as an investment analyst in 1987. During his tenure, he has spearheaded the transactions that have transformed the company, including consolidation and listing of CPA:1-9 as Carey Diversified LLC in 1998, its merger with W. P. Carey & Co. Inc. in 2000, liquidity transactions of CPA:10, CIP, CPA:12 and CPA:14, W. P. Carey's merger with CPA:15 and REIT conversion in 2012, W. P. Carey's merger with CPA:16 in 2014 and W. P. Carey's merger with CPA:17 – Global in October 2018. The Board designated him as an executive officer in March 2016. Mr. Park received a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. in Finance from Stern School of Business at New York University. He also serves as a trustee of the W. P. Carey Foundation.

ToniAnn Sanzone, Chief Financial Officer, Age 42

Ms. Sanzone was appointed Chief Financial Officer of W. P. Carey in January 2017, having served as Interim Chief Financial Officer since October 2016 and, prior to that, as Chief Accounting Officer since June 2015. She has been an executive officer since 2016. She also served as Chief Financial Officer of CPA:17 – Global and CPA:18 – Global from October 2016 to March 2017, having previously served as Chief Accounting Officer of each since August 2015. In addition, Ms. Sanzone served as Chief Financial Officer of CWI 1 and CWI 2 from October 2016 to March 2017. Prior to joining the Company as Controller in April 2013, Ms. Sanzone worked from 2006 to 2013 at iStar Inc., a publicly-traded REIT, where she served in various capacities, including most recently as Corporate Controller. From 2004 to 2006, Ms. Sanzone served in various accounting and financial reporting roles at Bed Bath and Beyond, Inc., a publicly traded company. Ms. Sanzone also held various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004. Ms. Sanzone is a Certified Public Accountant licensed in the states of New York and New Jersey. She graduated magna cum laude with a B.S. in Accounting from Long Island University, C.W. Post (now LIU Post).

Gino M. Sabatini, Managing Director and Head of Investments, Age 50

Mr. Sabatini has served as Head of Investments of W. P. Carey since December 2016 and oversees the sourcing, negotiating and structuring of investments in North America and Europe on behalf of W. P. Carey and CPA:18 – Global as well as CPA:17 – Global, through the date of its merger with W. P. Carey in October 2018. Mr. Sabatini joined the Company in 2000, serving in various capacities with increasing responsibilities in the Investment Department, including most recently as Head of U.S. Net Lease Investments, and he has been a Managing Director since 2009. The Board designated him as an executive officer in January 2018. Mr. Sabatini is a graduate of the University of Pennsylvania, where he was enrolled in the Management and Technology program. He received a B.Sc. in Mechanical Engineering from the University of Pennsylvania's Engineering School and a B.Sc. in Economics from the University of Pennsylvania's Wharton School. He earned his M.B.A. from Harvard Business School.

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Executive Officers

Brooks G. Gordon, Managing Director and Head of Asset Management, Age 35

Mr. Gordon has served as Head of Asset Management of W. P. Carey since April 2017 and oversees asset management activity across all property types in North America and Europe on behalf of W. P. Carey and CPA:18 – Global as well as CPA:17 – Global, through the date of its merger with W. P. Carey in October 2018. Since joining the Company in 2006, Mr. Gordon has served in various capacities with increasing responsibilities in the Asset Management Department, including most recently as the head of the North American Asset Management team, and he has been a Managing Director since 2014. The Board designated him as an executive officer in January 2018. Mr. Gordon earned his B.A. in Economics from Johns Hopkins University, with a concentration in finance and management. He also graduated from Groton School in Groton, MA, and currently serves on the board of directors of The Hinckley Company, a privately held company that manufactures, services, and sells luxury sail and power boats.

Proxy Statement and Notice of 2019 Annual Meeting      |     32

Proposal Two: Advisory Vote on Executive Compensation

The Board and the Compensation Committee, which is responsible for designing and administering W. P. Carey's executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.

At our annual meeting of stockholders held on June 19, 2014, the Board recommended, and stockholders voted, to hold this advisory vote, known as a "Say-on-Pay" vote, every year, with which the Board agreed. Accordingly, in this Proposal Two, shareholders are being asked to vote on the following resolution:

  RESOLVED, that the shareholders of W. P. Carey approve, on an advisory basis, the compensation of the company's Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in this Proxy Statement.

Our goal is to maintain an executive compensation program that fosters the short- and long-term goals of the company and its shareholders. We seek to accomplish this goal by motivating our senior leadership group to achieve a high level of financial performance. We believe that our executive compensation program is designed to align executive pay with performance and to motivate management to make sound financial decisions that increase the value of the company.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board, the Compensation Committee, or W. P. Carey.

The Board recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving the Company's executive compensation.

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Executive Compensation

Compensation Discussion and Analysis

The following pages discuss the process and philosophy guiding compensation decisions for the following NEOs during 2018:

•
Jason E. Fox – Chief Executive Officer

•
John J. Park – President

•
ToniAnn Sanzone – Chief Financial Officer

•
Gino M. Sabatini – Head of Investments

•
Brooks G. Gordon – Head of Asset Management

Compensation Principles

The Company's executive compensation programs have evolved in structure but follow three basic principles, first established by the Company's late Founder, Mr. Wm. Polk Carey:

1 Compensation levels should be conservative and prudent	2 Compensation should adequately reward those who create value for the Company and its shareholders	3 Compensation should be tied to the financial performance of the Company

•

The Compensation Committee annually reviews the pay levels of our NEOs against our peers and generally finds our base salaries to be conservative (e.g., aligned with the 25th percentile), and total compensation aligned with the median among our peers.

•

Approximately half of each NEO's pay opportunity is provided through equity-based compensation tied to long-term performance and vesting.

•

The Committee believes that senior management pay outcomes over time should be aligned with the shareholder experience.

•

Further, each of our NEOs is subject to rigorous stock ownership guidelines.

•

Approximately 80% of our average NEO pay opportunity is at risk and subject to Company and/or stock price performance.

•

In order to promote greater transparency related to the calculation of the annual cash bonus payouts, the Committee implemented a new annual cash bonus plan for 2018, aligning cash bonuses directly with Company performance.

•

The ultimate value of our current annual performance-based equity awards is tied to long-term RE AFFO per share growth and relative Total Shareholder Return ("TSR"), which reflects the Company's performance.

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Executive Compensation

2018 Business Highlights

In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2018 compensation levels for the NEOs to help ensure alignment with the Company's performance in 2018. Among these factors were:

•
The Company's financial and market performance compared to prior years;

•
Performance against predefined objectives, including the successful completion of the CPA:17 Merger on an accelerated timeframe; and

•
Performance versus a peer group of companies as well as the REIT industry generally, the broader economic environment, and the strategic goals and challenges faced by the Company in 2018.

Material quantitative performance factors that the Compensation Committee considered in making 2018 compensation decisions were:

•
Total shareholder return – The Compensation Committee focused particularly on TSR performance. Over the past 1-, 3-, 5-, and 10-year periods the Company delivered 1.1%, 33.4%, 44.6%, and 419.2% returns, respectively. Further, as shown in the graph below, the Company outperformed both the MSCI US REIT Index and the S&P 500 Index in the 1-, 3-, and 10-year periods, while only slightly underperforming those indices in the 5-year period. As discussed under Long-Term Incentive Awards below, TSR performance, in addition to being factored into 2018 compensation decisions, also directly impacts the payout of outstanding performance share units ("PSUs") granted in prior years because TSR relative to the MSCI US REIT Index is one of the two performance metrics utilized to determine the PSU payout level and acts as a modifier to the annual cash bonus plan.

W. P. Carey Rank Versus Companies in the MSCI US REIT Index

1-Year	3-Year	5-Year	10-Year
#41 of 144	#43 of 139	#58 of 122	#11 of 88

•
AFFO and RE AFFO Growth – The Committee also focused on AFFO and RE AFFO, which are supplemental financial measures (see the footnote on page 8 for important information about these non-GAAP metrics). As a result of management's accomplishments, during 2018 the Company grew AFFO to $634.6 million from $573.0 million in 2017, an increase of 10.8%, and AFFO per diluted share to $5.39, representing an increase of 1.7% over the prior year. In addition, RE AFFO, which is a key focus for the Company, increased to $516.5 million, or $4.39 per diluted share, in 2018, from $456.9 million, or $4.23 per diluted share, in the prior year, representing increases of 13.0% and 3.8%, respectively. The increase in RE AFFO primarily reflected the accretive impact of both new acquisitions and the assets acquired by the Company in the CPA:17 Merger.

•
Dividends – With a focus on paying stable dividends, during 2018 the Company declared dividends totaling $4.09 per share, an increase of 2.0% compared to total dividends declared during 2017 of $4.01 per share. In keeping with its conservative approach, the Company maintained a dividend payout ratio of 75.9% relative to AFFO per share on a full year basis.

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Executive Compensation

The Committee also took into consideration the following accomplishments during the year:

•
The Company added flexibility to its balance sheet and reduced leverage, completing two public offerings of euro-denominated senior notes during the year, at favorable rates, and issuing approximately 54 million shares in connection with the CPA:17 Merger as well as

4.2 million shares issued through the Company's ATM program, with the improved quality of earnings reflected in the Company's cost of capital.

•
Management improved portfolio strength during the year, increasing its WALT to 10.2 years and maintaining strong portfolio occupancy of 98.3%.

COMPENSATION HIGHLIGHTS

2018 Base Salaries:

For 2018, the Committee approved salary increases for four of the NEOs. These increases were based on market analyses, conducted by the Committee's independent compensation consultant, FW Cook, supported by the progress made toward achieving the Company's strategic goals, as well as to reflect the promotions of Mr. Fox and Mr. Park to CEO and President, respectively.

2018 Bonus Payments:

The Committee, with input from senior management and FW Cook, implemented a new annual cash bonus program for all employees, including the NEOs, for 2018. The Company-wide annual cash bonus plan was initially funded based on performance against pre-established RE AFFO goals. The initially funded pool was then subject to modification (up or down by 20%) based on the Committee's evaluation of certain strategic goals, including improving portfolio strength, TSR relative to the MSCI US REIT Index and furthering the Company's long-term strategic objectives, such as improving its cost of capital. The actual bonus allocations to eligible employees, including the NEOs, were then subject to further adjustment based on individual performance as determined by the Committee. On average, the resulting total bonus payments made to eligible employees were 110% of target, while bonuses to the NEOs were 109% of target, reflecting outperformance against the pre-established RE AFFO goals and upward pool modification based on the Committee's evaluation of the Company's performance against strategic goals, including the successful CPA:17 Merger, and strong TSR relative to the REIT industry in 2018.

The Committee believes this design appropriately balances the need to provide greater transparency to shareholders and more information to participants regarding bonus calculations, while maintaining an appropriate level of flexibility allowing the Committee to evaluate holistic

Company performance and assess both management's accomplishments during the year and how those results were accomplished, including an assessment of the shareholder experience.

2016-2018 Performance Share Unit Award Payouts:

In early 2016, PSUs were granted contingent on three-year performance against pre-established metrics (AFFO per share growth and TSR relative to the MSCI US REIT Index). In early 2019, the Committee certified performance achievements and approved a payout for these "regular PSUs" equal to 195% of target to all holders of such awards. Of the NEOs, only Messrs. Fox, Gordon and Park held such regular 2016 PSUs.

Special 2016 Performance Share Unit Award Payouts:

In early 2016, PSUs were granted to key members of the Company's senior management team (other than the CEO at that time), in order to act as a retention device. These "retention PSUs" were contingent on three-year performance against TSR relative to the MSCI US REIT Index, commencing on the date of the grants. In early 2019, the Committee certified performance achievements and approved a payout equal to 300% of target to all holders of such awards. Of the NEOs, Mr. Fox, Mr. Gordon, Mr. Park and Ms. Sanzone held such 2016 retention PSUs. See page 43 for additional detail.

In early 2016, PSUs were also granted as a retention device to certain members of the Company's Investment Department, contingent on three-year performance against TSR relative to the MSCI US REIT Index commencing on January 1, 2016. In early 2019, the Committee certified performance achievements and approved a payout equal to 300% of target to all holders of such awards. Of the NEOs, only Mr. Sabatini held such 2016 Investment Department PSUs. See page 44 for additional detail.

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Executive Compensation

2018 Long-Term Incentive Grants:

The Committee maintained a similar approach to long-term incentive grants as in prior years and tin early 2018 authorized grants to the NEOs consisting of PSUs and time-based RSUs. Both award types vest and/or measure performance over a three-year period (2018-2020). The 2018 PSUs measure TSR relative to the MSCI US REIT Index and, rather than AFFO per share growth as in past years, RE AFFO per share growth, which since 2017 has become a key focus for the Company. The PSUs and RSUs each continue to make up approximately 50% of the annual long-term incentive award to NEOs.

Results of 2018 Advisory Vote on Executive Compensation:

At our 2018 Annual Meeting, approximately 96.9% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee considered the outcome of that advisory vote to be an endorsement of the Committee's compensation philosophy and implementation. That said, the Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes and any other shareholder feedback when making future compensation decisions for the NEOs. The change to the 2018 annual cash bonus program described above reflects the Committee's commitment to plan design changes to promote continued transparency in the pay determination process.

Compensation Philosophy and Decision Making Process:

The Company's compensation philosophy and its processes for compensating executive officers are overseen by the Compensation Committee. This Committee currently consists of four directors, each of whom is independent within the meaning of the Listing Standards of the NYSE. The Compensation Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of executive officers, and monitoring and approving the Company's general compensation programs.

The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for NEOs from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.

Compensation Philosophy

The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs, based on both quantitative and qualitative performance objectives, is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. In determining the compensation of our NEOs, the Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual's contribution to the Company's success.

For 2018 compensation, the Committee examined a broad range of information on financial performance, as described above. The Committee also reviewed information on the performance of and contributions made by individual executive officers (other than the CEO) and, in doing so, placed substantial reliance on information received from, and the judgment of, the CEO. The Committee's decisions with regard to CEO compensation are made in executive session in consultation with its independent compensation consultant. The Compensation Committee also periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points for all NEOs. The Committee strives to provide pay opportunities (including base, bonus and long-term incentives) that approximate the median of the market within 15%, but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.

Role of the Independent Compensation Consultant

The Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters. Since September 2016, the Committee has engaged FW Cook, a leading compensation consulting firm, as its independent compensation consultant. FW Cook conducts independent studies and provides objective advice on executive and director compensation. FW Cook's role with the Company is as adviser to the Committee on executive compensation matters. Each year, the Committee conducts an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FW Cook. In conducting that assessment for 2018, the Committee reviewed a variety of factors, including those required by SEC rules, and determined that no such conflict of interest existed.

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Executive Compensation

Peer Comparison Group

When determining compensation levels for the NEOs, the Compensation Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to the Company, as noted below, and with whom the Company competes for executive talent. The Compensation Committee periodically reviews the peer group to determine what changes, if any, are appropriate.

In March 2017, with the assistance of FW Cook, the Compensation Committee reassessed the composition of the Company's peer group and determined to revise the companies in that peer group to better reflect the Company's current business and size. The resulting peer group, which was used for 2018, comprises 17 companies operating in the real estate investment and real estate asset management industries. The Committee, together with FW Cook, last reviewed the peer group in March 2018 and determined not to make any changes at that time.

Peer Group

Brixmor Property Group Inc.	Liberty Property Trust

Colony NorthStar, Inc.	Macerich Company

EPR Properties	National Retail Properties, Inc.

First Industrial Realty Trust	Prologis, Inc.

Gramercy Property Trust(1)	Realty Income Corporation

HCP, Inc.	Spirit Realty Capital, Inc.

Healthcare Realty Trust Incorporated	Tanger Factory Outlet Centers, Inc.

Kimco Realty Corporation	VEREIT, Inc.

Lexington Realty Trust

(1)
Gramercy Property Trust was later removed from the peer group because it was acquired during 2018.

The companies included in the peer group generally have the following characteristics:

•
Companies operating as publicly traded, internally-managed REITs;

•
Companies within a reasonable size range, primarily measured by market capitalization, enterprise value and number of employees; and

•
Companies meeting additional qualitative criteria intended to identify those most similar in business model and asset mix to the Company, including factors such as: net lease focus, exposure to multiple asset classes, national diversity, diversified tenant base, and international operations.

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Executive Compensation

Elements of Compensation

The Company uses base salary, annual cash incentives, and long-term equity incentives, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards vesting over time helps to promote a long-term perspective and further align management's interests with that of the Company's shareholders.

Element		Compensation Objectives and Key Features

Base Salary	Fixed	• Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position.
• Amounts based on an evaluation of the executive officer's experience, position, and responsibility; intended to be competitive in the marketplace to attract and retain executives.

Annual Cash Incentive Award	At risk

•

Variable cash compensation component that provides an incentive opportunity based on performance against a pre-established financial goal, RE AFFO for 2018, and progress against strategic priorities (improving portfolio strength, TSR relative to the MSCI US REIT Index and furthering the Company's long term strategic objectives, such as improving its cost of capital and completion of the CPA:17 Merger), and the Compensation Committee's assessment of individual performance.

Long-Term Equity Incentives	At risk

•

Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term shareholder value, and to motivate our management to achieve long-term growth for the Company.

• PSU awards under the long-term incentive plan ("LTIP") are predicated on three-year performance based on absolute RE AFFO per share growth and relative TSR versus the MSCI US REIT Index.

Although the Compensation Committee examines market data, it does not target a specific percentile for each executive. Rather, the Compensation Committee uses the market median (50th percentile) as an initial reference point for the executive team, in aggregate, and then, based on performance, including the various financial metrics as outlined herein as well as TSR performance, adjusts incentive compensation levels (both cash and equity) in a corresponding manner.

While the Compensation Committee does not utilize a specific formula, base salary has generally comprised a relatively small portion of our CEO and other NEO pay (15% and an average of 20% in 2018, respectively). The equity portion of pay has tended to represent approximately 50% of our CEO and other NEO total pay (54% and an average of 46%, respectively, in 2018), based on the Committee's philosophy of aligning executive compensation with Company performance.

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Executive Compensation

For 2018, the mix for total compensation was:

Chief Executive Officer Pay Mix 2018	Other NEOs Pay Mix 2018

Base Salary

Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. The Company's overall philosophy is that, in most cases, base salaries for officers, including those for executive officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

•
the nature and responsibility of the position;

•
the expertise of the individual executive;

•
changes in the cost of living and inflation;

•
the competitive labor market for the executive's services; and

•
the recommendations of the CEO with respect to executive officers who report to him.

Base salaries for the executive officers are subject to annual review by the Compensation Committee, which considers competitive market data provided by the Committee's independent compensation consultant.

The Committee may determine to adjust NEO salaries, individually or overall, at any time. When considering potential changes to base salaries for executive officers, the Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have aligned with the 25th percentile and total compensation has aligned with the 50th percentile across the NEO group. After taking into consideration a recommendation from FW Cook, based on current market analyses, the Committee decided to adjust NEO salaries for 2018 for Mr. Fox, Mr. Park, Ms. Sanzone and Mr. Sabatini. In the Committee's view, these increases were supported by the individual executive experience and responsibilities and this progress made toward achieving the Company's strategic goals, as well as to reflect promotions for Messrs. Fox and Park to CEO and President, respectively.

Annual Cash Incentives

As discussed above, the 2018 annual cash bonus plan was redesigned to accomplish three key objectives:

•
Promote greater transparency related to the calculation of the annual cash bonus payouts, both internally and externally;

•
Create greater alignment between overall Company results and the funding of the bonus pool; and

•
Maintain the ability to exercise judgment and discretion based on holistic Company and individual performance.

The Committee and management believe the process described below satisfied these objectives.

Initial Bonus Pool Funding:

In early 2018, the Committee approved RE AFFO goals that would need to be achieved in order to fund the new Company-wide annual cash bonus plan for all eligible employees, including the NEOs. The table below outlines

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Executive Compensation

the RE AFFO performance requirements and the corresponding level of bonus pool funding available.

Performance/Payout Level	RE AFFO/Share	Bonus Pool Funding (% of target)

Threshold	$3.94	75%

Target	$4.38	100%

Maximum	$4.82	125%

For 2018, the Company achieved initial RE AFFO per share of $4.40, prior to the impact of the bonus payout in excess of the Target, resulting in an initial total pool funding for all eligible employees of 101.1% of Target.

Strategic Modifiers:

To evaluate Company performance from a more holistic perspective, certain strategic objectives determined by the Committee and management to be critical indicators of overall performance were established at the beginning of 2018. Three categories of performance were established, with each category containing specific metrics and targets for the Committee to evaluate performance at year-end to determine whether to modify (up or down by 20%) the initially funded bonus pool, as determined by performance against RE AFFO goals. The strategic modifiers were as follows:

Strategic Goals	Metric(s)

Improve portfolio strength	Extend the WALT; and execute successful acquisition and disposition strategy

Strong return to shareholders	Relative TSR as measured against the MSCI US REIT Index

Execution on long-term strategy	Completion of CPA:17 Merger; Improve cost of capital relative to market yields

Based on the Committee's evaluation of progress against these goals and metrics, it decided to increase the total bonus pool funding by 8.8%, which resulted in a total bonus payout of 110% on average for all eligible employees, other than the NEOs. Several key factors contributed to an upward adjustment in funding, including outperforming the pre-established goal to extend the WALT of the Company's portfolio; completion of $939.7 million in acquisitions, and $524.5 million in dispositions, which were well-aligned with the Company's objectives for the year; relative TSR exceeding the median of the MSCI US REIT Index; and the successful completion of the CPA:17 Merger.

Actual Bonuses Awarded to the NEOs:

As a starting point for the determination of the NEOs' 2018 bonus payouts, each executive's target bonus was adjusted by the RE AFFO performance factor (+1.1%). The Committee, with input from the CEO and FW Cook, decided to modify the bonus payouts for the other four NEOs, reflecting performance against the strategic modifiers, as discussed above, and individual performance, for an overall payout of 109% on average. A portion of the additional bonus for Ms. Sanzone reflects her significant contribution to the successful CPA:17 Merger. The Committee decided to align the CEO's total bonus with the calculated outcome based on RE AFFO (+1.1%) and respect his request to not provide additional funding based on the strategic modifier outcome. The resulting NEO cash incentive payouts for 2018 performance, which were paid in early 2019, are shown in the table below:

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Executive Compensation

Executive	Target Bonus	RE AFFO (Target × 101.1%)	Additional Strategic Modifier Funding	Total 2018 Bonus

Jason E. Fox	$1,400,000	$1,415,400	—	$1,415,400

John J. Park	$1,000,000	$1,011,000	$89,000	$1,100,000

ToniAnn Sanzone	$500,000	$505,500	$94,500	$600,000

Gino M. Sabatini	$1,000,000	$1,011,000	$39,000	$1,050,000

Brooks G. Gordon	$500,000	$505,500	$44,500	$550,000

For 2019, the Committee determined to keep the basic structure of the annual cash bonus plan in place since, in the Committee's view, the plan had appropriately rewarded employees, including the NEOs, for the Company's performance during 2018. As a result, the NEOs' bonus payments for 2019 will be subject to similar performance metrics and modifiers as the prior year. For Mr. Sabatini, however, a majority of his 2019 bonus target will be subject to the separate performance metrics established by the Committee for certain members of the Investment Department, which are tied to investment volume and quality, because the Committee felt that, as the Company's Head of Investments, tying a portion of his bonus to those goals would be a more appropriate incentive for him.

Long-Term Incentive Plan Awards

The LTIP is designed to reward key managers for high performance and to drive shareholder value. Awards for our NEOs are delivered at approximately 50% in the form of time-based RSUs that vest over a three-year period and 50% in the form of PSUs that are earned after a three-year performance period based on the achievement of specific performance goals determined at the beginning of the cycle. The Committee approves final goals for each performance cycle after evaluating goals proposed by management. Management's proposals are based on the Company's long-term financial plan, historical results, and expected results. The Compensation Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Compensation Committee's independent compensation consultant assists the Compensation Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

The Compensation Committee regularly reviews the Company's progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company's actual performance compared to the pre-set goals in order to determine the payout level achieved. PSUs may be earned between 0% and 300% of the target number of shares granted depending on performance against two equally weighted metrics: TSR relative to the MSCI US REIT Index; and AFFO (or, in recent years, RE AFFO) per share compound annual growth. These metrics were selected to align with the Company's goals of outperforming an established benchmark index for similar REITs, sustainably growing funds available for dividends, and managing shareholder dilution appropriately. Payment levels are determined on a linear scale between performance levels, which allows the Committee to recognize, reward, and incentivize incremental performance gains between the "stepped" performance levels.

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Executive Compensation

For the 2016-2018 regular PSU payout, the Company achieved 90.1% with respect to the AFFO measure, which was between Threshold and Target performance levels, and 300% with respect to the TSR measure, which was the Maximum performance level. The resulting cumulative payout was equal to 195% of the Target payout amount, which was between the Target and Stretch levels, as shown below:

2016-2018 PSUs

Performance Level	AFFO per Share (Compound Growth Rate)	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<1.0%	<-200 basis points	0%

Threshold	1.0%	–200 basis points	50%

Target	3.0%	0 basis points	100%

Stretch	4.0%	+250 basis points	200%

Maximum	6.0%	+500 basis points	300%

Actual Results	2.6%	+721 basis points

Payout	90.1%	300%	195%

Of the NEOs, only Messrs. Fox, Park and Gordon had been granted regular PSUs in 2016, and they received payouts of 20,721, 28,121 and 9,241 shares, respectively, including Dividend Equivalent shares, as defined in footnote (2) to the

2018 Grants of Plan-Based Awards Table shown later in this Proxy Statement (although 9,541, 12,005 and 3,589 of such shares were withheld to pay for taxes, respectively), in February 2019.

For the February 16, 2016-February 15, 2019 retention PSU payout, the Company's performance with respect to the relative TSR measure was above the Maximum level, as shown below:

February 2016-February 2019 Retention PSUs

Performance Level	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<-200 basis points	0%

Threshold	–200 basis points	50%

Target	0 basis points	100%

Stretch	+250 basis points	200%

Maximum	+500 basis points	300%

Actual Results	+860 basis points

Payout		300%

Of the NEOs, Mr. Fox, Mr. Park, Ms. Sanzone and Mr. Gordon had been granted such 2016 retention PSUs, and they received payouts of 36,038, 36,038, 4,504 and 14,415 shares, respectively, including Dividend Equivalent

Shares (although 19,180, 17,648, 2,085 and 7,672 of such shares were withheld to pay for taxes, respectively), in February 2019.

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Executive Compensation

For the 2016-2018 Investment Department PSU payout, the Company's performance with respect to the relative TSR measure was also above the Maximum performance level, as shown below:

2016-2018 Investment Department PSUs

Performance Level	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<-200 basis points	0%

Threshold	–200 basis points	50%

Target	0 basis points	100%

Stretch	+250 basis points	200%

Maximum	+500 basis points	300%

Actual Results	+721 basis points

Payout		300%

Of the NEOs, only Mr. Sabatini had been granted such 2016 Investment Department PSUs, and he received a payout of 10,811 shares, including Dividend Equivalent Shares (although 2,696 of such shares were withheld to pay for taxes), in January 2019.

For the 2017-2019 performance cycle, the Compensation Committee determined to again maintain the same TSR and AFFO metrics. However, based on input from management regarding the key factors likely to affect the Company's results over that three-year cycle, the Committee determined that a lower AFFO growth rate for the Target, Stretch and

Maximum levels, compared to the same rate in prior cycles, would be a more appropriate goal. The Committee made this change because, in its view, the Company's ability to grow its earnings would be more challenging over the coming years due to changes in the Company's business model and its larger size. Additionally, the Compensation Committee determined to revise its measurement approach for relative TSR performance to compare the Company's percentile rank relative to the individual constituents of the MSCI US REIT Index. As a result, the following metrics apply for the 2017-2019 performance cycle:

2017-2019 PSU

Performance Level	AFFO per Share (Compound Growth Rate)	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<1.0%	<25th percentile	0%

Threshold	1.0%	25th percentile	50%

Target	2.0%	50th percentile	100%

Stretch	3.0%	75th percentile	200%

Maximum	5.0%	90th percentile	300%

In 2018, the Committee believed that no changes to the program were warranted, except that the Committee determined that it would be preferable to focus management on RE AFFO per share, rather than the overall AFFO per share metric used in prior years, given the change in the Company's business model, announced in

June 2017, to exit the retail fundraising business and focus exclusively on net lease investing for its own portfolio. For 2019, the Committee felt that no changes were warranted for the 2019-2021 performance cycle. As a result, the following metrics apply for the 2018-2020 and 2019-2021 performance cycles:

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Executive Compensation

2018-2020 PSU and 2019-2021 PSU

Performance Level	RE AFFO per Share (Compound Growth Rate)	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<1.0%	<25th percentile	0%

Threshold	1.0%	25th percentile	50%

Target	2.0%	50th percentile	100%

Stretch	3.0%	75th percentile	200%

Maximum	5.0%	90th percentile	300%

Other Compensation and Benefits

Deferred Compensation Plans

Payment of the shares underlying LTIP awards may be deferred pursuant to the Company's Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. For awards of RSUs and PSUs to NEOs in 2018, Messrs. Fox, Park and Sabatini elected to defer receipt of all or a portion of the underlying shares through the Company's Deferred Compensation Plan.

Deferred awards under certain prior compensation plans are also maintained in the Deferred Compensation Plan. These partnership equity unit plans, or PEP Plans, were discontinued in 2007, and the PEP awards were converted to RSUs in 2009. These Rollover RSUs, which were required to be deferred for a minimum of two years, are payable in accordance with the employees' prior elections. Currently, of the NEOs, Messrs. Fox, Park and Sabatini hold Rollover RSUs.

Benefits and Perquisites

Our NEOs are provided with limited perquisites and benefits that are generally consistent with those provided to the

Company's employees. The Company does not maintain any defined benefit pension plans. The Company does maintain a profit sharing plan, pursuant to which the Company contributed 10% of an employee's total cash compensation, up to legal limits, into the plan on their behalf during 2018, as well as the Company's Employee Stock Purchase Plan ("ESPP"), under which eligible employees in 2018 could purchase Company stock at a discount of 10% off the market price of the Common Stock on the last day of two semi-annual purchase periods, up to applicable limits, and must hold the shares purchased for at least one year. The Company also maintains an employee-funded 401(k) plan and a Roth 401(k) plan. These plans are generally available to all employees including the NEOs, as are certain perquisites. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company has from time to time entered into employment agreements when it has deemed it to be advantageous in order to attract or retain certain individuals. None of the NEOs have employment agreements as of the date of this Proxy Statement.

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Executive Compensation

Compensation Governance

We design our compensation plans within a set of strong compensation governance provisions. These include:

	What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our new annual cash incentive plan	✗	Do not provide excise tax gross-ups

✓	Deliver half of the long-term incentive plan value at grant through PSUs measuring 3-year performance	✗	Do not have employment agreements

✓	Provide total compensation opportunities that approximates the market median	✗	Do not have executive perquisites

✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits

✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow current dividends to be paid on unearned PSUs or unvested RSUs.

✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging

✓	Maintain a clawback policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs

✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

Stock Ownership Guidelines

In January 2013, our Board adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable stock ownership requirements are presented below:

Position	Ownership Requirement

CEO	6x annual salary

Other NEOs	3x annual salary

Non-Executive Directors	5x annual cash retainer

The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five-year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans are counted, excluding unvested RSUs and PSUs.

As of the date of the Proxy Statement, the five-year phase-in period had been reached for Directors Benjamin H. Griswold, IV, Axel K.A. Hansing, Jean Hoysradt and Nick J.M. van Ommen, each of whom has met the requirement. All other non-executive directors and all of the NEOs are on track to comply with the requirement within the five-year period.

Clawback Policy

Our Board has approved a policy that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers ("Covered Officers") where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the

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Executive Compensation

Board determines that the Covered Officer received an excess incentive as a result and that the Covered Officer engaged in ethical misbehavior. The Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but the Board may require the recoupment of up to the total amount of performance-based compensation, rather than the excess amount, for any Covered Officer who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation.

Anti-Hedging Policy

The Company has adopted a policy that prohibits its employees and directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.

Pledging Policy

The Company has a robust policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times. We believe that the pledging of nonmaterial amounts of equity does not disconnect the interests of employees with those of the shareholders when used reasonably and appropriately. Our compensation program provides for a significant portion of an executive's compensation to be paid in shares, with the intent of providing clear alignment of our executives with our shareholders. We believe that the pledging of shares, within the meaningful limits described, is a reasonable part of our compensation and governance programs and helps enable executives to maintain stock ownership levels in excess of the Company's robust Stock Ownership Guidelines.

Risk Assessment

The Compensation Committee, with the assistance of its independent compensation consultant, annually performs an assessment of compensation related risks for the Company's primary compensation programs, as required by SEC rules. For 2018, the Committee determined that there were no elements of the Company's compensation programs that would be reasonably likely to have a material adverse impact on the Company.

Other Considerations

Section 162(m) of the Code currently imposes a $1 million limit on the amount that a public company may deduct for compensation paid to an employee who is chief executive officer, chief financial officer, or another "covered employee" (as defined by Section 162(m)), or was such an employee beginning in any year after 2017. Prior to 2018, the Compensation Committee designed certain payments and awards intended to be exempt from this deduction limit as qualified "performance-based" compensation and various plans, including the 2009 Share Incentive Plan, the 2017 Share Incentive Plan and the 2017 Cash Incentive Plan, were structured to comply with the Section 162(m) performance-based compensation requirements. The Tax Cuts and Jobs Act, however, eliminated the "performance-based compensation" exception under Section 162(m) effective January 1, 2018, subject to a special rule that "grandfathers" certain awards or arrangements that were in effect on or before November 2, 2017. There can be no assurance that compensation structured prior to 2018 with the intent of qualifying as performance-based compensation will be deductible under Section 162(m), depending on the application of the grandfather rule. Additionally, compensation awarded in 2018 and future years to covered employees in excess of $1 million also will generally not be deductible. The Compensation Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the NEOs as the Committee may determine is in the best interest of the Company and its shareholders, and without regard to any limitation provided in Code Section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

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Executive Compensation

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

  COMPENSATION COMMITTEE

  Peter J. Farrell, Chair
  Mark A. Alexander
  Benjamin H. Griswold, IV
  Jean Hoysradt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the Compensation Committee members whose names appear under the heading Report of the Compensation Committee above were Compensation Committee members during all of 2018. No member of the Compensation Committee during 2018 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2018.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2018, 2017, and 2016. For purposes of this table, our NEOs for 2018 were: our Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers at December 31, 2018 as calculated in accordance with SEC rules. There were no other executive officers during 2018.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

Jason E. Fox(5)	2018	700,000	0	1,415,400	2,499,877	36,165	4,651,442
CEO	2017	400,000	0	1,000,000	1,429,897	32,031	2,861,928
	2016	400,000	795,000	0	1,870,620	30,302	3,095,922

ToniAnn Sanzone(6)	2018	425,000	0	600,000	699,910	36,165	1,761,075
CFO	2017	391,923	0	550,000	599,946	32,031	1,573,900
	2016	262,346	350,000	0	263,203	30,302	905,851

John J. Park(7)	2018	525,000	0	1,100,000	1,499,911	36,165	3,161,076
President	2017	357,000	0	1,200,000	1,472,908	32,031	3,061,939
	2016	357,000	930,000	0	2,258,082	30,302	3,575,384

Gino M. Sabatini	2018	500,000	0	1,050,000	1,199,853	36,165	2,786,018
Head of Investments

Brooks G. Gordon	2018	300,000	0	550,000	599,894	36,165	1,486,059
Head of Asset Management

(1)
The amounts in the Bonus column were paid in early 2017 for performance in 2016.
(2)
Amounts shown for 2018 represent payments under our new Company-wide annual cash bonus plan for all employees, including the NEOs, which were paid in early 2019 for performance in 2018. Amounts shown for 2017 represent payments under the 2017 Cash Incentive Plan, approved by our shareholders in June 2017, for certain members of senior management, including the NEOs, which were paid early in 2018 for performance in 2017. This plan replaced our prior discretionary cash incentive plan for all employees, including executive officers, which is shown for 2016 under the Bonus column in the table above.
(3)
Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2009 Share Incentive Plan for 2016 and 2017 and the 2017 Share Incentive Plan for awards in 2018. For details of the individual grants of RSUs and PSUs during 2018, please see the 2018 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2018 Form 10-K, disregarding estimates of forfeitures. The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the PSUs would be: for 2018, $3,109,940 for Mr. Fox, $870,675 for Ms. Sanzone, $1,865,926 for Mr. Park, $1,492,586 for Mr. Sabatini, and $746,293 for Mr. Gordon; for 2017, $926,886 for Ms. Sanzone, and $2,049,543 for each of Messrs. Fox and Park; for 2016, $3,116,466 for Mr. Fox, $202,200 for Ms. Sanzone, and $3,651,727 for Mr. Park. The amounts for 2016 include retention PSU awards for Messrs. Fox and Park of 10,000 PSUs each, with a grant date fair value of $785,800, and 1,250 retention PSUs, with a grant date fair value of $98,225, for Ms. Sanzone, as discussed in the Compensation Discussion and Analysis above. The amounts for 2017 include one-time grants of RSUs to Messrs. Fox and Park, as discussed in the Compensation Discussion and Analysis section of the Company's proxy statement for that year, as follows: 1,622 RSUs, with a grant date fair value of $99,948, and 2,320 RSUs, with a grant date fair value of $142,958, respectively.
(4)
The All Other Compensation column reflects compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan, which includes additional profit-sharing allocations relating to unvested amounts forfeited by other participants in the plan.
(5)
Mr. Fox became CEO on January 1, 2018.
(6)
Ms. Sanzone became interim CFO in October 2016, after having served as Chief Accounting Officer since June 2015, and her annual salary was increased from $250,000 to $300,000 at that time. When she became CFO on January 31, 2017, her annual salary was set at $400,000.
(7)
Mr. Park became President on January 1, 2018.

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Executive Compensation

2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information on awards under our annual cash bonus plan and the LTIP to our NEOs in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(3) ($)	Awards(4) ($)

Jason E. Fox	—	1,050,000	1,400,000	2,100,000
	1/18/18				8,051	16,102	48,306		1,249,939
	1/18/18							19,415	1,249,938

ToniAnn Sanzone	—	375,000	500,000	750,000
	1/18/18				2,254	4,508	13,524		349,940
	1/18/18							5,436	349,970

John J. Park	—	750,000	1,000,000	1,500,000
	1/18/18				4,831	9,661	28,983		749,948
	1/18/18							11,649	749,963

Gino M. Sabatini	—	750,000	1,000,000	1,500,000
	1/18/18				3,864	7,728	23,184		599,896
	1/18/18							9,319	599,957

Brooks G. Gordon	—	375,000	500,000	750,000
	1/18/18				1,932	3,864	11,592		299,948
	1/18/18							4,659	299,946

(1)
Represents potential payments under the Company's new Company-wide annual cash bonus plan, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section above. The amounts shown for Threshold represent the achievement of the minimum funding of the overall bonus pool based on performance against pre-established goals, without any modification, based on the achievement of certain pre-determined strategic goals, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section shown previously in this Proxy Statement. The actual amounts paid under this plan are shown in the Non-Equity Incentive Plan Compensation column for 2018 in the Summary Compensation Table above. The amounts shown for Maximum represent the full funding of the overall bonus pool and the achievement of all strategic modifiers.
(2)
Reflects awards of PSUs under the 2017 Share Incentive Plan. The underlying shares of Common Stock may be paid out in 2021, after the end of a three-year performance cycle (2018-2020), depending on the achievement of specified criteria, as described in the Compensation Discussion and Analysis section above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.
(3)
Reflects awards of RSUs under the 2017 Share Incentive Plan, which are scheduled to vest in three equal installments annually commencing on February 15, 2019. Grants of RSUs under the 2017 Share Incentive Plan will not pay dividend equivalents until, and will be conditioned upon, the vesting of the RSUs.
(4)
The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. See the amounts under Stock Awards for 2018 in the Summary Compensation Table presented earlier in this Proxy Statement. For additional information on the valuation assumptions, please refer to Note 15 to the consolidated financial statements included in the 2018 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.

Proxy Statement and Notice of 2019 Annual Meeting      |     50

Executive Compensation

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table sets forth certain information with regard to all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2018.

			Stock Awards

Name	Grant Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Jason E. Fox	1/19/16		2,892	188,963	17,250	1,127,115
	2/16/16				30,000	1,960,200
	1/18/17		7,195	470,121	22,174	1,448,849
	1/18/17	(1)	1,082	70,698
	1/18/18		19,415	1,268,576	48,306	3,156,314

ToniAnn Sanzone	1/19/16		974	63,641
	2/16/16				3,750	245,025
	1/18/17		1,667	108,922	5,000	326,700
	1/31/17	(2)	1,571	102,649	5,002	326,831
	1/18/18		5,436	355,188	13,524	883,658

John J. Park	1/19/16		3,925	256,460	23,410	1,529,609
	2/16/16				30,000	1,960,200
	1/18/17		7,195	470,121	22,174	1,448,849
	1/18/17	(1)	1,547	101,081
	1/18/18		11,649	761,146	28,983	1,893,749

Gino M. Sabatini	1/19/16		1,476	96,442
	3/17/16				9,000	588,060
	1/18/17		4,057	265,084	12,504	817,011
	1/18/18		9,319	608,903	23,184	1,514,843

Brooks G. Gordon	1/19/16		1,446	94,482	7,693	502,660
	2/16/16				12,000	784,080
	1/18/17		2,651	173,216	7,286	476,067
	1/18/18		4,659	304,419	11,592	757,421

(1)
This RSU award represents a one-time grant, as discussed in the Compensation Discussion and Analysis section of the Company's proxy statement for that year.
(2)
This RSU award was made in connection with Ms. Sanzone's promotion to CFO on that date.

The PSU and RSU awards listed above are scheduled to vest over the following periods:

•
RSU grants dated 1/19/16 vested in three annual installments commencing on February 15, 2017.

•
PSU grants dated 1/19/16 are shown under Equity Incentive Plan Awards columns and reflect 195% of the Target amount of PSUs, which were paid out in 2019 after the end of the applicable three-year performance cycle (2016-2018) based upon the achievement of the specified performance criteria.

•
Retention PSU grants dated 2/16/16 and investment team PSU grants dated 3/17/16 are shown under Equity Incentive Plan Awards columns and reflect 300% of the Target amount of PSUs, which were paid out in 2019 after the end of the applicable three-year performance cycle (2016-2018) based upon the achievement of the specified performance criteria.
•
RSU grants dated 1/18/17 and 1/31/17 are scheduled to vest in three annual installments commencing on February 15, 2018.

•
PSU grants dated 1/18/17 are shown under the Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 200% of the Target amount of PSUs, which may be paid out in 2020 after the end of the applicable three-year performance cycle (2017-2019) if specified performance criteria are met.

•
RSU grants dated 1/18/18 are scheduled to vest in three annual installments commencing on February 15, 2019.

•
PSU grants dated 1/18/18 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 300% of the Target amount of PSUs, which may be paid out in 2021 after the end of the applicable three-year performance cycle (2018-2020) if specified performance criteria are met.

All market values are based on the $65.34 closing price per share of the Common Stock on December 31, 2018.

51      |     Proxy Statement and Notice of 2019 Annual Meeting

Executive Compensation

2018 OPTION EXERCISES AND STOCK VESTED

The following table contains information about shares acquired by the NEOs upon the vesting of RSUs and/or PSUs, as applicable, during 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)

Jason E. Fox	—	—	7,028	430,114

ToniAnn Sanzone	—	—	3,737	228,704

John J. Park	—	—	25,945	1,575,919

Gino M. Sabatini	—	—	3,503	214,384

Brooks G. Gordon	—	—	8,064	489,894

(1)
As of and after December 31, 2017, the Company no longer has any stock options outstanding.
(2)
For all NEOs, includes the underlying shares received on February 15, 2018 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2017 and the second tranche of the RSUs granted under the LTIP in 2016. For Ms. Sanzone, Mr. Park and Mr. Gordon, includes the underlying shares received upon the third and final tranche of the RSUs granted under the LTIP in 2015, plus for Messrs. Park and Gordon, the actual shares earned underlying the PSUs awarded under the LTIP in 2015, which PSU shares, as well as the related Dividend Equivalent Shares, were all payable in 2018 after the end of their three-year (2015-2017) performance cycle. The Value Realized on Vesting is equal to the product of: the total RSUs vested and $61.20, which was the closing price of the Common Stock on February 15, 2018, the payment date for these shares; and the product of the shares actually earned underlying the PSUs with a 2015-2017 performance cycle, plus the related Dividend Equivalent Shares, and $60.36, which was the closing price of the Common Stock on February 14, 2018, the payment date for these PSU shares. Of these amounts, the payment of certain shares shown was deferred at the election of the executive, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: for Mr. Sabatini, a total of 3,503 shares were deferred until separation from service. See 2018 Nonqualified Deferred Compensation below.

Proxy Statement and Notice of 2019 Annual Meeting      |     52

Executive Compensation

2018 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregate contributions, earnings, and withdrawals in 2018 for the NEOs under our Deferred Compensation Plan, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The Deferred Compensation Plan allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, and the amounts shown in the table below reflect such deferrals for Messrs. Fox, Park and Sabatini. The Deferred Compensation Plan also includes Rollover RSUs, and the table below reflects ongoing deferrals of Rollover RSUs for Messrs. Fox, Park and Sabatini.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Jason E. Fox	—	1,175,886	(14,792,029)	15,270,219

ToniAnn Sanzone	—	—	—	—

John J. Park	—	446,948	(2,485,765)	6,635,146

Gino M. Sabatini	228,886	1,859,452	(1,859,452)	29,908,536

Brooks G. Gordon	—	—	—	—

(1)
The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2018, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $65.34, the closing price per share of the underlying Common Stock on December 31, 2018. Amounts shown above are not reflected in the Stock Awards column in the Summary Compensation Table for the last completed fiscal year as they were awarded in prior years.
(2)
The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2018. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
(3)
The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2018. For Mr. Fox, the amounts shown also reflect the payout of 4,652 shares, 15,928 shares and 201,906 shares underlying the PSUs granted to him in 2008, 2009 and 2011, respectively. For Mr. Park, the amounts shown also reflect the payout of 21,398 shares and 11,916 shares underlying the PSUs and RSUs granted to him in 2014, respectively. The payouts for Messrs. Fox and Park occurred on February 15, 2018, the date they had selected as the payment date when their deferral elections were made, multiplied by $61.20, the closing price per share of the Common Stock on the payment date. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
(4)
The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, and $65.34, the closing price per share of the underlying Common Stock on December 31, 2018. For each of Messrs. Fox, Park and Sabatini, the amount shown was not previously reported as compensation in the Summary Compensation Tables for previous years because all (in the case of Mr. Sabatini) or a portion of (in the case of Messrs. Fox and Park) the deferred awards were granted prior to the date that he became an NEO.

53      |     Proxy Statement and Notice of 2019 Annual Meeting

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of the NEOs as of December 31, 2018 had an employment, severance, or change-in-control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.

The Company does not have any tax gross-up commitment under equity award agreements issued to the NEOs in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

The following table sets forth the amounts each NEO as of December 31, 2018 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 31, 2018 and that the value of the Common Stock was $65.34 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below.

Named	Death/ Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(1)	Retirement

Jason E. Fox
RSUs(2)	$1,998,293	$0	$0	$1,998,293	$0
PSUs(3)	2,065,049	0	2,065,049	6,195,147	2,065,049

Total	$4,063,342	$0	$2,065,049	$8,193,440	$2,065,049

ToniAnn Sanzone
RSUs(2)	$630,400	$0	$0	$630,400	$0
PSUs(3)	397,703	0	397,703	1,193,108	397,703

Total	$1,028,103	$0	$397,703	$1,823,508	$397,703

John J. Park
RSUs(2)	$1,588,742	$0	$0	$1,588,742	$0
PSUs(3)	2,131,173	0	2,131,173	6,393,519	2,131,173

Total	$3,719,915	$0	$2,131,173	$7,982,261	$2,131,173

Gino M. Sabatini
RSUs(2)	$970,430	$0	$0	$970,430	$0
PSUs(3)	636,673	0	636,673	1,910,019	636,673

Total	$1,607,103	$0	$636,673	$2,880,449	$636,673

Brooks G. Gordon
RSUs(2)	$572,052	$0	$0	$572,052	$0
PSUs(3)	761,973	0	761,973	2,285,920	761,973

Total	$1,334,025	$0	$761,973	$2,857,972	$761,973

(1)
The terms of the Company's outstanding equity awards at December 31, 2018 provide that, in the event of a Change in Control of the Company, as defined in the 2009 Share Incentive Plan and the 2017 Share Incentive Plan, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount, but only if the recipient's employment is terminated following a Change in Control of the Company, as defined in these Plans, and in addition, the payment will be pro-rated through the date of the Change in Control of the Company.
(2)
Each of the 2009 Share Incentive Plan and the 2017 Share Incentive Plan generally provides that unvested RSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the respective RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs were fully vested upon issuance and are nonforfeitable, with payout of the underlying shares required to be deferred for a minimum of two years. Rollover RSUs, and any other vested but deferred RSU awards held by the NEOs at December 31, 2018, are included in the Aggregate Balance at Last Fiscal Year End column of the 2018 NonQualified Deferred Compensation Table presented earlier in this Proxy Statement and, as such, are not shown in the table above.
(3)
Each of the 2009 Share Incentive Plan and the 2017 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the respective PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the pro-rated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement.

Proxy Statement and Notice of 2019 Annual Meeting      |     54

Executive Compensation

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and the annual total compensation of Mr. Fox, our CEO. For these purposes, "annual total compensation" represents the sum of base salary, bonus, overtime, equity awards and profit sharing / pension contributions, if any.

For 2018, our last completed fiscal year:

•
the annual total compensation of our "median employee" (other than our CEO) was $141,165; and

•
the annual total compensation of our CEO was $4,651,442.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Fox to the annual total compensation of the "median employee" was 33 to 1, which is a reasonable estimate that was calculated consistent with the SEC regulation.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

Employee Population and Measurement Date:

•
We determined that, as of December 31, 2018, our employee population consisted of 205 individuals, with 77% of these individuals located in the United States and 23% located in Europe (United Kingdom and the Netherlands). Of those employees, 204 individuals were Full-Time employees and one individual was a Part-Time employee.

•
We selected December 31, 2018 as the date upon which we would identify the "median employee."

Consistently Applied Compensation Measure ("CACM"):

•
As part of the process to identify a new "median employee" from our current employee population, we considered multiple CACMs, but ultimately selected base salary and bonus. This analysis differs from last year's, which identified the median employee using only base salary. We modified our approach this year because the vast majority of our employees participate in our bonus plan, making it more consistent with our compensation philosophy, and because we believe our revised methodology is more consistent with the methodologies used by the majority of our peer group.

•
For our European employees, we used the applicable exchange rate in effect on December 31, 2018 to convert their salaries to U.S. dollars.

Identification of the Median Employee:

•
Using base salary and bonus as the CACM, we identified the "median employee." We did not make any cost of living adjustments in identifying the "median employee."

CEO & Median Employee Pay:

•
With respect to the annual total compensation of the "median employee" used to calculate the pay ratio, we identified and calculated the elements of such employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $141,165.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table included above in this Proxy Statement, with no adjustments. That amount for 2018 was $4,651,442.

The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

55      |     Proxy Statement and Notice of 2019 Annual Meeting

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

From the Company's inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2019, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.

Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by our Charter, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for the year 2019 to the Company's shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit

Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the year 2019 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company's interests.

The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present.

The Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2019.

Proxy Statement and Notice of 2019 Annual Meeting      |     56

Report of the Audit Committee

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2018 audited financial statements and management's report of internal controls over financial reporting.

The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held eight regularly scheduled meetings during 2018.

Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.

The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2018 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

    Submitted by the Audit Committee:
    Mark A. Alexander, Chair
    Peter J. Farrell
    Robert J. Flanagan
    Margaret G. Lewis
    Nick J.M. van Ommen

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

Financial Expert

The Board has determined that Mark A. Alexander, who is Chair of the Audit Committee, and Peter J. Farrell, who is a member of that committee, are each a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act.

57      |     Proxy Statement and Notice of 2019 Annual Meeting

Report of the Audit Committee

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2018 and 2017

The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2018 and 2017 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2018	2017

Audit Fees(1)	$4,576,909	$3,225,712

Audit-Related Fees(2)	227,798	220,138

Tax Fees(3)	2,320,404	1,537,696

All Other Fees(4)	0	0

Total Fees	$7,125,111	$4,983,546

(1)
Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2018 and 2017 financial statements included in the Company's Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2018 and 2017, and other audit services, including certain statutory audits. For 2018, this category also includes $1,337,409 in fees related to the CPA:17 Merger, which was completed in October 2018.
(2)
Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2018 and 2017 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents, as well as services performed related to the adoption of new accounting standards.
(3)
Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $1,162,990 and $1,292,664 for tax compliance services during 2018 and 2017, respectively, and $1,157,414 and $245,032 for tax consultation in connection with transactions during 2018 and 2017, respectively.
(4)
All Other Fees: No other services were provided by PricewaterhouseCoopers LLP in either 2018 or 2017.

Pre-Approval Policies

The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the

Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the Committee has delegated to its Chair, Mr. Alexander, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2018 and 2017 shown in the table above.

Proxy Statement and Notice of 2019 Annual Meeting      |     58

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 15, 2019 by each of the current directors and the nominees for election as director, each of the NEOs listed in the Summary Compensation Table presented earlier in this Proxy Statement, all directors and executive officers on that date as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class

Mark A. Alexander(2)	6,711	*

Peter J. Farrell(2)	5,901	*

Robert J. Flanagan(2)	1,850	*

Jason E. Fox(3)	446,784	*

Benjamin H. Griswold, IV(2)(4)	137,725	*

Axel K.A. Hansing(2)	10,545	*

Jean Hoysradt(2)	9,255	*

Margaret G. Lewis(2)	2,405	*

Christopher J. Niehaus(2)	10,561	*

Nick J.M. van Ommen(2)	17,292	*

John J. Park(5)	491,604	*

ToniAnn Sanzone	14,186	*

Brooks G. Gordon	57,681	*

Gino M. Sabatini(6)	628,542	*

The Vanguard Group(7)	23,268,071	14.44%
100 Vanguard Blvd. Malvern, PA 19355

BlackRock, Inc.(8)	12,757,812	7.9%
55 East 52nd Street New York, NY 10055

All directors and executive officers as a Group (14 individuals)	1,841,043	1.09%

*
Less than 1%
(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the directors and executive officers as a Group) has the right to acquire within 60 days of March 15, 2019, including vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined herein, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.
(2)
Includes 1,523 Director RSAs that were granted on July 2, 2018 and are not scheduled to vest until July 2, 2019, as to which the recipients have current voting rights.
(3)
The amount shown includes 861 shares owned by Mr. Fox's son, 62 shares owned by his daughter, and 38,976 shares that have been pledged as security in a margin account, whether or not there are loans outstanding. See "Pledging Policy" above in the Compensation Discussion and Analysis section.
(4)
The amount shown includes 1,000 shares held in aggregate by certain Accumulation Trusts and 16,500 shares held in aggregate by certain Grandchildren's Trusts, for which Mr. Griswold serves as a trustee, and 2,000 shares owned by Mr. Griswold's spouse.
(5)
The amount shown includes 1,680 shares owned in aggregate by Mr. Park's three children.
(6)
The amount shown includes 1,222 shares owned by Mr. Sabatini's son and 747 shares owned by his daughter.
(7)
The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G/A, filed with the SEC on February 11, 2019, to report beneficial ownership as of December 31, 2018. Based on that filing, Vanguard was the beneficial owner of 23,268,071 shares in the aggregate at that date, as a result of serving as an investment manager. As of that date, Vanguard reported that it had sole dispositive power with respect to 22,938,450 shares, sole voting power over 267,188 shares, shared dispositive power with respect to 329,621 shares, and shared voting power with respect to 222,995 shares.
(8)
The information for BlackRock, Inc. is derived from a Schedule 13G/A filed with the SEC on February 6, 2019 to report beneficial ownership as of December 31, 2018. Based on that filing, BlackRock, Inc. was the beneficial owner of 12,757,812 shares in the aggregate as of that date, with sole dispositive power over all of such shares and sole voting power with respect to 11,614,925 shares.

59      |     Proxy Statement and Notice of 2019 Annual Meeting

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, executive officers, and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey believes that all directors, executive officers, and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2018. In 2019, Gino M. Sabatini, the Company's Head of Investments, filed a late Form 4 on February 15, 2019 with respect to the payout of shares underlying his investment team PSUs on January 17, 2019 due to an administrative error by the Company.

Equity Compensation Plan Information

The following table presents information regarding the Company's equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,696,592	(1)	0	(2)	3,842,405	(3)

Equity compensation plans not approved by security holders	0		0		0

Total	1,696,592	(1)	0	(2)	3,842,405	(3)

(1)
Reflects RSUs and PSUs issued to officers and employees under the 1997 Share Incentive Plan, the 2009 Share Incentive Plan, and the 2017 Share Incentive Plan, including 852,878 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 310,430 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 931,290 shares (although for the regular PSUs granted in 2016 with a 2016-2018 three-year performance cycle, the actual payout level achieved was 195% of the Target Amount, with the resulting payment of the underlying shares occurring in February 2019). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2018 Grants of Plan-Based Awards shown previously in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 14,993 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the director completes service on the Board, but does not include Director RSAs.
(2)
All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. All outstanding options expired on December 31, 2017 and therefore no Weighted-Average Exercise Price is shown.
(3)
Includes the following shares of Common Stock remaining available for issuance at December 31, 2018: 3,487,462 shares issuable under the 2017 Share Incentive Plan, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs, or as other stock based awards; and 354,943 shares issuable under the Company's ESPP. Under the ESPP, eligible employees can purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the NYSE. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period, but require that participants hold the shares purchased for at least one year.

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Users' Guide

Who is soliciting my proxy?

The Directors of W. P. Carey are sending you this Proxy Statement and enclosed proxy card.

Who is entitled to vote?

W. P. Carey's shareholders as of the close of business on April 2, 2019, which is the record date, are entitled to vote at the Annual Meeting.

What is the Board's voting recommendation for each of the proposals and what vote is required for the different proposals?

You may vote FOR, AGAINST or ABSTAIN with respect to each Proposal.

Proposal	Board Vote Recommendation	Vote Required to Approve	Effect of Abstention	Page

Proposal One: Election of Ten Directors	FOR each Nominee	Majority of the votes cast with respect to each nominee	No effect	8

Proposal Two: Advisory Vote on Executive Compensation	FOR	Majority of the votes cast on the Proposal	No effect	33

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of the votes cast on the Proposal	No effect	56

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A "broker non-vote" occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. Proposal 3 is the only Proposal for which broker discretionary voting is allowed. Therefore, if you fail to provide your broker or other nominee with voting instructions with respect to Proposals 1 and 2, broker non-votes will result with respect to each of those Proposals. A broker non-vote will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, will not have the effect of a vote for or against the proposal. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-454-8683 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See below regarding Attendance at the Meeting.

How many shares may vote?

At the close of business on the record date, W. P. Carey had 169,869,027 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

61      |     Proxy Statement and Notice of 2019 Annual Meeting

Users' Guide

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

How will voting on any shareholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Broadridge Investor Communication Solutions, Inc., to assist in the solicitation of proxies for a fee estimated to be $50,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey's Corporate Secretary or submitting a new proxy card, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

Proxy Statement and Notice of 2019 Annual Meeting      |     62

VIEW MATERIALS & VOTE w SCAN TO W. P. CAREY INC. 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: INVESTOR RELATIONS VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69634-P17906 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. W. P. CAREY INC. The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1: 1. Election of the Director Nominees to serve until the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify: Nominees: The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Mark A. Alexander 2. To Approve the Advisory Resolution on Executive Compensation. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2019. 3. 1b. Peter J. Farrell 1c. Robert J. Flanagan 1d. Jason E. Fox NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof. 1e. Benjamin H. Griswold, IV 1f. Axel K.A. Hansing 1g. Jean Hoysradt 1h. Margaret G. Lewis 1i. Christopher J. Niehaus 1j. Nick J.M. van Ommen Yes ! No ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E69635-P17906 W. P. CAREY INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 13, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) ToniAnn Sanzone and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the Stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2019 Annual Meeting of Stockholders of W. P. Carey Inc. to be held at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, NY on Thursday, June 13, 2019 at 1:30 p.m., and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2019 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2019 Annual Meeting and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side